PROSPECTUS
                                                Filed pursuant to Rule 424(b)(1)
                                                              File No. 333-20187
                                 UNIVEC, INC.
                     1,500,000 Shares of Common Stock and
              2,250,000 Redeemable Common Stock Purchase Warrants

     This Prospectus relates to an offering (the "Offering") by UNIVEC, Inc. (the "Company") of 1,500,000 shares of common stock, par value $.001 per share (the "Common Stock"), and 2,250,000 redeemable common stock purchase warrants (the "Warrants"). The shares of Common Stock and the Warrants offered hereby may be purchased separately and will be transferable separately after issuance. The Common Stock is being offered at $3.50 per share and the Warrants at $.10 per Warrant.

     Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $4.50 per share, subject to adjustment in certain events, at any time during the period commencing April 24, 1999 and expiring on April 23, 2002. The Warrants are subject to redemption by the Company at $.05 per Warrant at any time commencing April 24, 1999 (with the prior written consent of Maidstone Financial, Inc., the representative of the Underwriters (the "Representative")), on not less than 30 days prior written notice to the holders of the Warrants, provided the closing bid price of the Common Stock has been at least $8.00 for 20 consecutive trading days ending on the third day prior to the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption. The Common Stock and the Warrants have been approved for quotation, subject to notice of issuance, on The Nasdaq SmallCap Market under the trading symbols "UNVC" and "UNVCW", respectively. See "Description of Securities -- Warrants."

     Prior to the Offering, there has been no public market for the Common Stock or Warrants, and there can be no assurance that any such market for the Common Stock or Warrants will develop after the closing of the Offering, or that, if developed, it will be sustained. The offering prices of the Common Stock and Warrants and the terms of the Warrants were established by negotiations between the Company and the Representative and do not necessarily bear any direct relationship to the Company's assets, earnings, book value per share or other generally accepted criteria of value.

     The Company has registered for resale under a separate prospectus (the "Selling Securityholder Prospectus") as part of the Registration Statement warrants to purchase 1,750,000 shares of Common Stock (having terms identical to the warrants offered hereby) and the shares of Common Stock issuable upon exercise thereof, and 33,436 shares of Common Stock issuable upon exercise of options. The warrants were issued in connection with a bridge financing completed by the Company in December 1996. The National Association of Securities Dealers, Inc. (the "NASD") has rendered an opinion only with regard to the underwriting terms and arrangements in connection with the primary offering by the Company of 1,500,000 shares of Common Stock and 2,250,000 Warrants. Therefore, no NASD member may participate in the offering by the selling securityholders named in the Selling Securityholder Prospectus (the "Selling Securityholders") of 1,750,000 warrants, the shares of Common Stock issuable upon exercise of those warrants, or 33,436 shares of Common Stock issuable upon exercise of options, without first submitting the terms and arrangements to the NASD for review and approval. See "Underwriting." Each of the Selling Securityholders has entered into an agreement not to sell or otherwise dispose of any securities of the Company prior to April 23, 1999, without the prior written consent of the Representative, which consent may not be granted prior to April 24, 1998. The Company will not receive any proceeds from the sale of the warrants or shares of Common Stock by the Selling Securityholders, but will receive the exercise price of the warrants and options exercised. See "Selling Securityholder Offering."

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY INVESTORS WHO CAN BEAR THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT SHOULD INVEST. FOR A DESCRIPTION OF CERTAIN RISKS REGARDING AN INVESTMENT IN THE COMPANY AND IMMEDIATE SUBSTANTIAL DILUTION, SEE "RISK FACTORS" COMMENCING ON PAGE 9 AND "DILUTION" AT PAGE 22.
                               ----------------
     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMIS-SION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
===============================================================================
                                       Underwriting
                        Price to      Discounts and      Proceeds to
                         Public       Commissions(1)     Company(2)
-------------------------------------------------------------------------------
Per Share  .........     $3.50            $.315            $3.185
-------------------------------------------------------------------------------
Per Warrant   ......      $.10            $.009             $.091
-------------------------------------------------------------------------------
Total(3)   .........   $5,475,000        $492,750        $4,982,250
===============================================================================
                                                   (footnotes appear on page 3)
                               ----------------
[GRAPHIC OMITTED]                                        [GRAPHIC OMITTED]
MAIDSTONE FINANCIAL, INC.                                HGI INCORPORATED
                                ----------------
                 The date of this Prospectus is April 24, 1997.

                              [INSERT PICTURES]



                         ASPIRATING VS. NON-ASPIRATING:

With the aspirating syringe, the UNIVEC locking clip does not limit the user's ability to withdraw and depress ("to aspirate") the plunger until the user locks the syringe voluntarily.

With the non-aspirating syringe, the UNIVEC locking clip limits the user's ability to aspirate the plunger and locks the syringe passively.

                                   VACCINATION
                                 NON-ASPIRATING

                                    INSULIN
                                   ASPIRATING
                                  WITH NEEDLE

                                   TUBERCULIN
                                 NON-ASPIRATING
                                  WITH NEEDLE

                                   TUBERCULIN
                                 NON-ASPIRATING
                                 WITHOUT NEEDLE

                                   TUBERCULIN
                                   ASPIRATING
                                  WITH NEEDLE

                                   TUBERCULIN
                                   ASPIRATING
                                 WITHOUT NEEDLE



                          ---------------------------

     UNIVEC(R), and Rx Ultra(R) are registered trademarks of the Company. All other trademarks appearing in this Prospectus are the property of their respective holders.

(1) Does not include additional compensation consisting of (i) a non-accountable expense allowance payable to the Representative equal to 3% of the gross proceeds of the Offering, of which $55,000 has been paid by the Company to date, (ii) warrants (the "Underwriters' Warrants") entitling the Underwriters to purchase an amount equal to 10% of the number of shares of Common Stock and Warrants offered hereby (excluding the Over-Allotment Option, as defined in footnote 3, below) for a purchase price of 165% of the initial public offering price thereof, and (iii) a financial advisory agreement with the Representative for 24 months commencing on the date of the closing of the Offering for a fee of $4,416.67 per month, or an aggregate of $106,000, payable in its entirety at the closing of the Offering. In addition, the Company has agreed to pay the Representative, under certain circumstances, a warrant solicitation fee of 8% of the exercise price of each Warrant exercised and to indemnify the Underwriters against certain civil liabilities, including those arising under the Securities Act. See "Underwriting."

(2) After deducting discounts and commissions payable to the Underwriters, but before payment of the Representative's non-accountable expense allowance ($164,250, or $188,887 if the Over-Allotment Option is exercised in full), the financial advisory fee ($106,000) and the other expenses of the Offering (estimated at $427,750) payable by the Company. See "Underwriting."

(3) The Company has granted the Underwriters an option, exercisable for a period of 45 days after the closing of the Offering, to purchase up to an additional 15% of the shares of Common Stock and/or Warrants offered hereby, upon the same terms and conditions solely for the purpose of covering over-allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $6,296,250, $566,662 and $5,729,588, respectively. See "Underwriting."

     The Common Stock and Warrants are being offered by the Underwriters on a "firm commitment" basis, subject to prior sale, when, as and if delivered to the Underwriters and subject to certain conditions. Subject to the provisions of the underwriting agreement between the Underwriters and the Company, the Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of certificates will be made against payment therefor at the office of the Representative, 101 East 52nd Street, New York, New York 10022, on or about
May 1, 1997.

                             ---------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK AND WARRANTS OFFERED HEREBY, INCLUDING PURCHASES OF THE COMMON STOCK OR WARRANTS TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK OR WARRANTS TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK OR WARRANTS MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby (the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contracts or other documents referred to herein are not necessarily complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit to which reference is made for a full statement of the provisions thereof. The Registration Statement, including exhibits filed therewith, may be inspected, without charge, at the principal office of the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of all or any part of the Registration Statement (including the exhibits thereto) also may be obtained from the Public Reference Section of the Commission at its principal office in Washington, D.C., at the Commission's prescribed rates. Electronic registration statements made through the Electronic Data Gathering Analysis and Retrieval system are publicly available through the Commission's web site at http://www.sec.gov.

     On the date of the Prospectus, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy and information statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material also may be obtained from the Public Reference Section of the Commission at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated or the context otherwise requires, all references herein to the Company or UNIVEC include UNIVEC, Inc., a New York corporation ("UNIVEC-NY"), which was merged into the Company on October 10, 1996, and Rx Ultra, Inc., a wholly owned subsidiary of UNIVEC. Except as otherwise stated, all information assumes no exercise of the Over-Allotment Option.

                                  The Company

     UNIVEC, Inc. (the "Company" or "UNIVEC") develops and markets safety hypodermic syringes designed to protect the healthcare worker and patient against cross-infection. The Company also sells and intends to develop other hypodermic devices. In January 1997, the Company commenced production and sales of its 1cc locking clip syringes, which are designed to make accidental or deliberate reuse difficult. The accidental or deliberate reuse of syringes is a frequent cause of the spread of the human immunodeficiency ("HIV") and hepatitis viruses, as well as other blood-borne pathogens. The Company has received 510(k) clearance from the U.S. Food and Drug Administration (the "FDA") to market its locking clip syringes in the United States. In the first two months of 1997, the Company sold approximately 1,777,000 locking clip syringes resulting in sales of approximately $159,000.

     Public health officials have encouraged the medical industry to develop safer, more difficult to reuse, syringes, to prevent the spread of blood-borne pathogens, such as HIV and hepatitis. In 1995, the House of Delegates -- American Medical Association requested "manufacturers of disposable hypodermic needles and syringes to adopt designs to prevent reuse and to include in the packaging clear directions for their correct disposal." In late 1995, UNICEF recommended "the use of auto-destruct syringes instead of disposable, single use syringes in order to avoid the hazards of unsafe injection practices." In 1996, Brazil adopted a law requiring disposable syringes manufactured or marketed in that country to include a safety device to prevent its reuse. During 1996, New York State enacted legislation authorizing a limited number of pilot projects to test the practicality and effectiveness of difficult to reuse syringes. Such pilot tests are to be conducted, subject to funding, in state-operated facilities, such as prisons, hospitals, youth detention facilities and development centers.

     The Company believes that its 1cc difficult to reuse syringes are more effective than competitive syringes and that they are competitively priced. The Company also believes that it is the only company that markets a difficult to reuse syringe with a 1cc barrel, which is ideal for dispensing .05cc to .95cc dosages of medicine (e.g., allergy, immunization and insulin medicines). It is more difficult to deliver .05cc to .95cc dosages accurately with a syringe barrel that is greater than 1cc. The Company does not know of any other company that offers an aspirating syringe that can be locked. Healthcare workers need aspirating syringes to mix medications in the syringe barrel and inject medications intravenously. Furthermore, the Company believes that aspirating syringes are preferred by diabetes patients and needle-exchange programs.

     The Company's syringes will be assembled primarily by Harmac Medical Products, Inc. ("Harmac"), one of the largest independent, privately-owned contract manufacturers of disposable medical products in the United States, using assembly and packaging equipment supplied by the Company. Sherwood Davis & Geck ("Sherwood"), a subsidiary of American Home Products, will supply most of the components for the syringes assembled by Harmac. Some of the Company's syringes and its proprietary aspirating plunger will be manufactured by INSERPOR, a contract manufacturer in Portugal.

     The Company's initial marketing efforts will be directed primarily to UNICEF, the World Health Organization ("WHO") and public hospitals and health facilities in New York. The Company also intends to market its locking clip syringes to (i) governments of developing countries, (ii) private hospitals and health facilities in New York, New Jersey and Connecticut, and (iii) retail distributors in the United States.

The Company also plans to license its patents and proprietary manufacturing processes relating to its locking clip and other syringe designs to established medical device manufacturers. To stimulate demand for its safety syringes, the Company plans to initiate promotional and educational campaigns directed at (i) public health officers and other government officials responsible for public health policies, (ii) doctors and administrators of healthcare facilities responsible for treatment of HIV-AIDS patients, and (iii) liability insurance companies. The Company plans to enter into arrangements with independent sales agents and distributors in targeted markets and to hire a marketing director following the completion of the Offering.

     The Company is a Delaware corporation, incorporated on October 7, 1996, and the successor by merger to UNIVEC, Inc., a New York corporation, incorporated on August 18, 1992. The executive officers of the Company are located at 999 Franklin Avenue, Garden City, New York 11530 (telephone number (516) 294-1000).

                                 The Offering

Securities Offered........  1,500,000 shares of common stock, $0.001 par value per share (the "Common Stock"), and 2,250,000 redeemable common stock purchase warrants (the "Warrants"). Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $4.50 per share, subject to adjustment in certain events. The shares of Common Stock and the Warrants are separately tradeable and transferable upon issuance. See "Description of Securities" and "Underwriting."

Offering Price............. $3.50 per share of Common Stock and $.10 per
                            Warrant.

Terms of Warrants:

 Exercise price............ $4.50 per share, subject to adjustment in certain events. See "Description of Securities -- Warrants."

 Exercise period .........  Any time during the period commencing April 24, 1999 and ending April 23, 2002.

 Redemption...............  Redeemable by the Company, with the prior written consent of the Representative, at a price of $.05 per Warrant upon not less than 30 days prior written notice to the holders of the Warrants at any time commencing April 24, 1999, provided the closing bid price of the Common Stock has been at least $8.00 for 20 consecutive trading days ending on the third day prior to the date upon which the Company gives notice of redemption. See "Description of Securities -- Warrants."

Common Stock Outstanding:
 Prior to the Offering..... 1,082,287(1) shares of Common Stock
 After the Offering........ 2,621,054(2) shares of Common Stock

Warrants Outstanding:
 Prior to the Offering..... 1,750,000 Warrants(3)
 After the Offering........ 4,000,000 Warrants

Use of Proceeds............ The net proceeds of the Offering, aggregating approximately $4,284,250, will be used (1) for the purchase of equipment, (2) for marketing, promotion and public relations, (3) for product development,
                            (4) for payment of promissory notes issued in connection with a bridge financing completed in December 1996 (the "Bridge Notes") and a demand promissory note issued in December 1995, (5) for management salaries and
                            (6) for working capital and general corporate purposes. See "Use of Proceeds."

 Risk Factors............   The securities offered hereby involve a high degree
                            of risk and immediate substantial dilution to new investors. Only investors who can bear the risk of their entire investment should invest. See "Risk
                            Factors" and "Dilution."

 Nasdaq SmallCap Market
  Symbols.................  Common Stock -- UNVC; Warrants -- UNVCW

------------
(1) Does not include (i) 3,750,042 shares reserved for issuance upon exercise of outstanding options, at an exercise price of $3.50, expiring at various dates from February 22, 1999 through April 11, 2007, (ii) 1,750,000 shares issuable upon exercise of warrants ("Bridge Warrants") issued in connection with a bridge financing completed in December 1996 (the "Bridge Financing"), which warrants will be automatically converted into warrants having terms identical to the Warrants offered hereby on the date of the Prospectus,
    (iii) approximately 34,397 shares of Common Stock to be issued to a director of the Company in exchange for the cancellation of amounts due to him ($120,390 as of March 31, 1997) concurrently with consummation of the sale of the shares of Common Stock and Warrants offered hereby (the "Closing"),
    (iv) 998,706 shares reserved for issuance upon exercise of options which may be granted in the future pursuant to the Company's stock option plan, and
    (v) 426,440 shares reserved for issuance upon conversion of the Company's Series A 8% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"). See "Certain Transactions," "Management -- Stock Option Plan" and "Description of Securities -- Series A Preferred Stock."

(2) Does not include (i) 3,745,672 shares reserved for issuance upon exercise of outstanding options, at an exercise price of $3.50, expiring at various dates from February 22, 1999 through April 11, 2007, (ii) 4,000,000 shares issuable upon exercise of the Warrants and the warrants to be issued to holders of Bridge Warrants upon the automatic conversion of the Bridge Warrants on the date of the Prospectus, (iii) 998,706 shares reserved for issuance upon exercise of options which may be granted in the future pursuant to the Company's stock option plan, and (iv) 426,440 shares reserved for issuance upon conversion of the Series A Preferred Stock. Includes (i) approximately 34,397 shares of Common Stock to be issued to a director of the Company concurrently with the Closing in exchange for the cancellation of amounts due to him ($120,390 as of March 31, 1997) and (ii) 4,370 shares to be issued to an officer of the Company concurrently with the Closing upon exercise of options. See "Certain Transactions," "Management -- Stock Option Plan" and "Description of Securities -- Series A Preferred Stock."

(3) Represents the Bridge Warrants, which will convert automatically into warrants having terms identical to the Warrants offered hereby on the date of the Prospectus.

                 Summary of Consolidated Financial Information

     The summary consolidated financial information set forth below is derived from and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements, including the notes thereto, appearing elsewhere herein.

Statement of Operations Data:

                                                                       Year Ended
                                                                      December 31,
                                                             -------------------------------
                                                                1995             1996
                                                             -------------   ---------------
Sales  ...................................................     $1,106,930       $   461,131
Gross profit .............................................         90,400           114,373
Net loss  ................................................       (946,014)       (1,440,771)
Historical and pro forma net loss per common share  ......         ($0.89)           ($1.36)
Historical and pro forma weighted average number of com-
 mon and common equivalent shares outstanding ............      1,059,001         1,059,299

Balance Sheet Data:

                                                     December 31, 1996
                                          ---------------------------------------
                                             Actual          As Adjusted (1)
                                          ---------------   ---------------------
 Working capital (deficit) ............       ($1,066,521)         $3,203,780(2)
 Total assets  ........................         2,463,589           4,823,598(3)
 Accumulated deficit ..................        (4,253,138)         (2,447,145)(4)
 Stockholders' equity (deficit)  ......        (1,885,138)          2,494,005(5)


------------
(1) Gives effect to the issuance and sale of the 1,500,000 shares of Common Stock and 2,250,000 Warrants in the Offering and the application of the estimated net proceeds thereof.

(2) Gives effect to (i) the payment of $15,949 by the Company for federal and state withholding and payroll taxes incurred by an officer of the Company, upon exercise of stock options; and (ii) the cancellation of $2,000 accrued interest in respect of notes payable to stockholders in exchange for 2 shares of Series A Preferred Stock.

(3) Gives effect to (i) a deduction for the payment of $15,949 by the Company for federal and state withholding and payroll taxes incurred by an officer of the Company, upon exercise of stock options; and (ii) the receipt of net proceeds of $4,284,250 from the issuance and sale of the 1,500,000 shares of Common Stock and 2,250,000 Warrants in the Offering.

(4) Gives effect to (i) the reclassification of $2,386,785 of S corporation undistributed losses to paid-in capital; and (ii) the write-off of adjusted debt financing costs of $580,792 associated with the Bridge Financing (deferred financing costs of $783,292 as of December 31, 1996 have been reduced by $202,500 as a result of the surrender of 750,000 Bridge Warrants to the Company for cancellation without consideration).

(5) Gives effect to (i) the issuance of an aggregate of 650 shares of Series A Preferred Stock subsequent to December 31, 1996 in exchange for the cancellation of approximately $650,000 due to certain stockholders and affiliates of the Company; (ii) the issuance of approximately 34,397 shares of Common Stock concurrently with the Closing in exchange for the cancellation of amounts due to a director of the Company ($120,390 as of March 31, 1997); (iii) the issuance of an aggregate of 4,370 shares of Common Stock upon exercise of options by an officer of the Company, at an exercise price of $3.50 per share, in exchange for the cancellation of accrued compensation ($31,244); and (iv) the write-off of adjusted debt financing costs of $580,792 associated with the Bridge Financing (deferred financing costs of $783,292 as of December 31, 1996 have been reduced by $202,500 as a result of the surrender of 750,000 Bridge Warrants to the Company for cancellation without consideration).

                                 RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk, including but not limited to the risk factors described below. Each prospective investor should carefully consider the following risk factors before making an investment decision.

     1. Continuing Losses; Accumulated Deficit; Working Capital Deficit. Since inception, the Company has experienced losses, including a net loss of approximately $1,441,000 (on sales of approximately $461,000) for the year ended December 31, 1996, as compared to a net loss of approximately $946,000 (on sales of approximately $1,107,000) for the year ended December 31, 1995. The Company expects to continue to incur operating losses until such time, if ever, as it can generate significant sales of its locking clip syringes and reduce the cost of sales of its locking clip syringes on a per unit basis so that it can realize adequate gross profits to cover overhead expenses. There can be no assurance that the Company will ever operate profitably. As of December 31, 1996, the Company had an accumulated deficit of approximately $4,253,000 and a working capital deficit of approximately $1,067,000. The Company's ability to operate profitably depends upon market acceptance of its locking clip syringes, the development of an effective sales and marketing organization, the development of new products, and improvements to existing products and manufacturing processes. There can be no assurance that the Company's locking clip syringes will achieve a level of market acceptance in foreign or domestic markets to generate sufficient revenues to become profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements, including the notes thereto, appearing elsewhere herein.

     2. Ability to Continue as a "Going Concern"; Qualified Report of Independent Accountants. The Company's consolidated financial statements for the year ended December 31, 1996, indicate there is substantial doubt about the Company's ability to continue as a going concern due to the Company's need to generate cash from operations and obtain additional financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Report of Independent Accountants" on the Company's consolidated financial statements appearing at page F-2 hereof.

     3. Limited Operating History. Although the Company commenced operations in August 1992, its operations have consisted primarily of the design of its patented locking clip and plunger, the design of the manufacturing processes and equipment for production of the locking clip syringe, the hiring of key personnel, formulation of a marketing plan for the sale of its syringes, and the negotiation of production and supply agreements with contract manufacturers and suppliers of components to be used in the production of its syringes. Accordingly, the Company has a limited operating history upon which an evaluation of its business and prospects can be based. An investment in the securities of the Company is subject to all of the risks involved in a newly established business venture. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by companies at this early stage of operations, many of which may be beyond the Company's control, including but not limited to commencement of production, marketing and product introduction, competition, market acceptance of the Company's difficult to reuse syringes, and unanticipated problems and additional costs relating to the development and testing of products. The Company's officers have limited experience in the production and sale of medical devices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors -- Limited Experience of Management in the Production and Sale of Medical Devices" and "Management."

     4. Ability to Manage Growth. The Company contemplates a rapid expansion of its business. If the Company were to experience significant growth in the future, such growth would likely result in new and increased responsibilities for management personnel and place significant strain upon the Company's management, operating and financial systems and resources. To accommodate such growth and compete effectively, the Company must continue to implement and improve its operational, financial, management and information systems, procedures or controls, and to expand, train and manage its personnel. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial, management and information systems, procedures or controls or to expand, train or manage employees, could materially and adversely affect the Company's business, financial condition and results of operations. See "Use of Proceeds," "Risk Factors -- Dependence on Management," "Business -- Employees" and "Management -- Directors, Executive Officers and Key Employees."

     5. Government Regulation. The manufacture and distribution of medical devices are subject to extensive regulation by the FDA and, in some instances, by foreign and state governments. Approval by the FDA and foreign government authorities is unpredictable and uncertain, and no assurance can be given that the necessary approvals or clearances for the Company's products will be granted on a timely basis or at all. Delays in receipt of, or a failure to receive, such approvals or clearances, or the loss of any previously received approvals or clearances, could have a materially adverse effect on the business, financial condition and results of operations of the Company. Furthermore, approvals that have been or may be granted are subject to continual review, and later discovery of previously unknown problems may result in product labeling restrictions or withdrawal of the product from the market. Moreover, changes in existing requirements or adoption of new requirements or policies could adversely affect the ability of the Company to comply with regulatory requirements. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with applicable laws and regulations in the future. Failure to comply with applicable laws or regulatory requirements could have a materially adverse effect on the Company's business, financial position and results of operations. See "Business -- Government Regulation."

     FDA and State Regulation. Pursuant to the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder (collectively, the "FDC Act"), the FDA regulates the clinical testing, manufacture, labeling, sale, distribution and promotion of medical devices. Before a new device can be introduced into the market, a manufacturer must obtain FDA permission to market through either the 510(k) pre-market notification process or the costlier, lengthier and less certain pre-market approval ("PMA") application process. The FDA has granted the Company 510(k) clearance to market its 1cc locking clip syringe, which has been classified as a Class II device under the FDC Act, and accordingly, the Company may market and sell its 1cc locking clip syringe in the United States, subject to compliance with other applicable FDA regulatory requirements. As a Class II device, performance standards may be developed for the 1cc locking clip syringe which the product would then be required to meet. Failure to meet those standards would require the Company to discontinue the marketing of the product. Furthermore, manufacturers of medical devices are subject to recordkeeping requirements and required to report adverse experiences relating to the use of the device. Device manufacturers also are required to register their establishments and list their devices with the FDA and with certain state agencies and are subject to periodic inspections by the FDA and certain state agencies. The FDC Act requires devices to be manufactured in accordance with good manufacturing practices ("GMP") regulations, which impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The FDA conducts periodic audits and surveillance of the manufacturing, sterilizing and packaging facilities of medical device manufacturers to determine compliance with GMP requirements. The failure of a medical device manufacturer to be able to show in the audit or post-market surveillance that it has adequately complied with GMP requirements can result in penalties or enforcement proceedings being imposed on the manufacturer. Harmac's facilities will be subject to extensive audits in the future, pursuant to standard FDA procedure. No assurance can be given that when Harmac is audited that it will be found to be in compliance with GMP requirements, or that if it is not found in compliance, what penalties, enforcement procedures or compliance effort will be levied on or required of Harmac and/or the Company. Recently adopted GMP requirements, including those pertaining to design control, are likely to increase the cost of GMP compliance. Noncompliance with applicable FDA requirements, including GMP regulations, can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing approvals, and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

     Foreign Regulations. The introduction of the Company's products in foreign markets will subject the Company to foreign regulatory clearances which may impose additional substantive costs and burdens. The Company's products are required to satisfy international manufacturing standards required by the International Standards Organization ("ISO") for sale in certain foreign countries. Although Harmac expects to achieve ISO 9001 certification by the end of the second quarter of 1997, until Harmac obtains ISO 9001 certification, the Company will have difficulty selling to some export accounts, particularly in Europe. International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. Many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements.

     6. Product Acceptance; Demand for Locking Clip Syringes. The Company expects to derive a significant portion of its revenues from sales of locking clip syringes and/or licensing of its intellectual property. Despite increased public awareness of the risks associated with conventional disposable syringes, of the major syringe manufacturers only Becton-Dickinson and Company ("Becton-Dickinson") is manufacturing a difficult to reuse syringe for sale to UNICEF and WHO. Accordingly, the Company's future success and financial performance will depend almost entirely on its ability to successfully market its locking clip syringes. There can be no assurance that the Company's marketing efforts will be successful or that sales of the Company's difficult to reuse syringes will generate sufficient revenues for the Company to become profitable. Export sales, particularly in Europe, may be adversely affected until the Company's contract manufacturers are able to manufacture the Company's syringes in accordance with manufacturing standards required by the International Standards Organization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

     7. Licensing. The Company intends to license its patents and proprietary manufacturing processes relating to its locking clip and other syringe designs to established medical device manufacturers worldwide. Although the Company has granted Sherwood an option for a non-exclusive license to manufacture and sell the Company's locking clip syringe in the United States, there can be no assurance that Sherwood will exercise the option, that others will enter into license arrangements with the Company, or that the Company will be successful in its licensing efforts. See "Business."

     8. Dependence on Certain Customers. The Company's initial marketing efforts have been directed, to a significant extent, to relief agencies, including UNICEF and WHO, which administered almost one billion injections to women and children through immunization programs in developing countries in 1995. The Company does not have a legally binding commitment from UNICEF or WHO and there can be no assurance as to the number of locking clip syringes which UNICEF or WHO will purchase from the Company. The failure of UNICEF, WHO or other relief agencies to purchase the Company's locking clip syringes in substantial quantities would have a materially adverse effect on the Company's business, financial condition and results of operations. See "Business."

     Furthermore, in 1996, New York State enacted legislation authorizing a limited number of pilot projects to test the practicality and effectiveness of difficult to reuse syringes. Such pilot tests are to be conducted, subject to funding, in state-operated facilities, such as prisons, hospitals, youth detention facilities, and development centers. New York State officials have expressed an intent to buy the Company's syringes. However, the Company does not have a legally binding commitment from purchasing agents for any of the New York state-operated facilities, and there can be no assurance as to the number of locking syringes which New York state-operated facilities will purchase from the Company, if any.

     9. Dependence on Certain Suppliers. The Company has entered into a letter of understanding with INSERPOR, a Portuguese syringe manufacturer, for production of its proprietary plungers, which satisfy tolerance limits for assembly of its aspirating and non-aspirating syringes. If INSERPOR is unable or not willing to supply sufficient quantities of the Company's proprietary plungers, which satisfy such tolerance limits, the Company will be required to obtain alternative sources of supply. The Company has contracted with Sherwood to mold the non-aspirating plunger, and it has commenced discussions with Harmac to mold the aspirating plunger; however, there can be no assurance that the Company will be able to obtain an alternative source of supply on acceptable terms. Furthermore, if the Company is able to obtain an alternative source of supply, there can be no assurance that production of its locking clip syringes will not be delayed. The Company's failure to obtain an alternate supplier for its proprietary plunger or delays resulting from the selection of an alternate supplier could have a materially adverse effect on the Company's business. See "Business -- Suppliers."

     The Company is dependent upon Sherwood for supplying syringe component sets for the production of its locking clip syringes for other customers. Pursuant to its supply agreement with the Company, Sherwood is only obligated to deliver 4,166,667 component sets per month. There can be no assurance that Sherwood will be able to supply component sets in excess of that amount if the Company receives orders for syringes in excess thereof, or that the Company will be able to obtain additional component sets from alternative sources of supply on favorable terms, if at all. Failure to obtain an adequate supply of syringes and related components could result in the cancellation of orders and consequently, could have a materially adverse effect on the Company's busi-ness. The Company also is dependent upon Sherwood to supply the Company's proprietary plunger which satisfies tolerance limits for assembly of its non-aspirating syringe. Sherwood has advised the Company that it anticipates that it will be able to supply plungers which satisfy tolerance limits for assembly of non-aspirating syringes by June 1997. Until Sherwood is able to deliver such plungers, INSERPOR will be the sole supplier of plungers for assembly of the Company's non-aspirating syringes. If Sherwood is unable to supply sufficient quantities of the Company's proprietary plunger which satisfies such tolerance limits, the Company will be required to obtain alternative sources of supply. The Company has commenced discussions with Harmac to mold the non-aspirating plunger; however, there can be no assurance that the Company will be able to obtain an alternative source of supply on acceptable terms. See "Business -- Suppliers."

     10. Dependence on Certain Assemblers. The Company has entered into a manufacturing agreement with Harmac for the assembly of the Company's locking clip syringes. The equipment that the Company has supplied Harmac with for the assembly of locking clip syringes is capable currently of producing 36 million syringes per year. With further testing and certain modifications and adjustments to the assembly equipment at Harmac, the Company expects to increase capacity to 80 million syringes per year and to decrease its cost of sales on a per unit basis. However, there can be no assurance that the Company will be able to increase the production capacity at Harmac. Furthermore, there can be no assurance that Harmac will produce syringes at costs sufficiently less than the Company's selling prices so that gross profits are adequate to cover overhead expenses. See "Business -- Production."

     The Company has entered into a letter of understanding with INSERPOR for the assembly of the Company's non-aspirating, locking clip syringes for WHO and other UN-related immunization programs, as long as INSERPOR can supply the required volume of syringes. During the first two months of 1997, INSERPOR assembled approximately 1,777,000 locking clip syringes. INSERPOR is capable of producing 30 million syringes per year, subject to certain modifications to existing assembly equipment and additional equipment to subassemble the clip to the plunger (clip assembly line). The Company expects to purchase the clip assembly line with a portion of the net proceeds of the Offering. Currently, INSERPOR is capable of producing only 12 million syringes per year. The Company believes that INSERPOR will be able to increase its production capacity to 30 million syringes per year within twelve months following the completion of the Offering. There can be no assurance that INSERPOR will produce quantities of syringes at costs sufficiently less than the Company's selling prices so that gross profits are adequate to cover overhead expenses. See "Business -- Production."

     11. Interruptions to Production. The Company has commenced production of clip-plunger subassemblies at Harmac's facilities, which it exports to INSERPOR for final assembly. Although the Company expects to commence complete assembly of its locking clip syringes at Harmac's facilities before the end of June 1997, there can be no assurance that the commencement of production will not be interrupted as a result of delays in obtaining supplies of components or in complying with GMP requirements, including the attainment of acceptable quality levels. The failure to timely produce locking clip syringes would delay receipt of revenues and would have a materially adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Certain Suppliers" and "Business -- Production."

     12. Limited Experience of Management in the Production and Sale of Medical Services. The Company's management has had limited experience in the production and sale of medical devices. There can be no assurance that the Company will be able to compete successfully with the major syringe manufacturers. See "Risk Factors -- Limited Operating History," "Risk Factors -- Competition" and "Management."

     13. Ability to Develop 3cc Syringe. The Company intends to develop 3cc locking clip syringes for hospitals and health clinics in 1997, and anticipates that production of the non-aspirating model will commence by 1998. In general, hospitals and health clinics use more 3cc syringes than 1cc syringes, and may not be willing to purchase the Company's 1cc locking clip syringes until such time as the Company is able to offer 3cc syringes. However, there can be no assurance that the 3cc designs selected for commercialization will be accepted by hospitals and health clinics. Moreover, the Company has not yet selected a product design for its aspirating model, nor has it selected a design for the assembly equipment or an engineering firm to construct the equipment. The Company's failure to timely select a design for an aspirating model, a design for assembly equipment, or an engineering firm to construct such assembly equipment could delay the production and commercial introduction of the Company's 3cc syringe. Depending on the design selected, the Company may be required to obtain 510(k) clearance from the FDA prior to commencing commercial sales of its 3cc aspirating syringes in the United States. See "Business."

     14. Uncertainty Regarding Patents and Protection of Proprietary Technology; Risk of Future Litigation. The Company's success will depend, in part, on the strength of its patents, as well as its ability to preserve its trade secrets and operate without infringing the proprietary rights of others. The Company's policy is to seek protection of its proprietary position by, among other methods, filing United States and foreign patent applications related to its technology, inventions and improvements that are important to the development of its business. The Company holds three United States patents, including a patent for its locking clip and has filed a United States patent application for its aspirating plunger, and has filed patent applications for its locking clip in Canada, Brazil, Mexico, certain European countries, Japan, South Korea, China, Russia and Australia. In addition, the Company has acquired licensed rights for United States patents on two other locking devices, which utilize different locking apparatuses or methods than those claimed by the UNIVEC clip patents. The Company licensed these patents to develop a 3cc locking syringe. The Company has filed for patent protection in certain European Countries for one of these licenses, which may be used in connection with the 3cc non-aspirating syringe that the Company plans to develop.

     There can be no assurance that pending or future applications for patents and trademarks will mature into issued patents, or that the Company will continue to develop its own patentable technologies. Furthermore, there can be no assurance that any of the Company's patents or patents that may be issued in the future will not be challenged, invalidated or circumvented in the future or that the rights granted thereunder will provide a competitive advantage. In addition, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures that differ from those in the United States. Patent protection in such countries may be different from patent protection provided by the laws of the United States.

     Patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. Accordingly, there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or internationally.

     The medical device industry in general has been characterized by substantial competition and litigation regarding patent and other proprietary rights. The Company intends to vigorously protect and defend its patents and other proprietary rights relating to its proprietary technology. Litigation alleging infringement claims against the Company (with or without merit), or instituted by the Company to enforce patents and to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others, is costly and time consuming. If any relevant claims of third-party patents are upheld as valid and enforceable in any litigation or administrative proceedings, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each patent, or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be available on terms acceptable to the Company or that the Company would be successful in any attempt to redesign its products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a materially adverse effect on the Company's business, financial condition and results of operations.

     The Company also relies upon trade secrets, technical know-how and continuing technological innovation to develop and maintain its competitive position. There can be no assurance that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology. See "Business -- Patents and Proprietary Rights" and "Risk Factors -- Competition."

     15. Competition. The Company's principal competition is from manufacturers of traditional disposable syringes. Becton-Dickinson, Sherwood and Terumo Medical Corporation of Japan ("Terumo") control approximately 74%, 19% and 5%, respectively, or a total of approximately 98%, of the worldwide syringe market, and are substantially larger, more established and have significantly greater financial, sales and marketing, distribution, engineering, research and development and other resources than the Company. To the Company's knowl-edge, only Becton-Dickinson and Bader & Partner Medizintechnik GmbH ("Bader"), a German machine tool manufacturer, distribute commercially a line of difficult to reuse syringes, none of which allow for aspiration. The Bader DestroJect syringe and the Becton-Dickinson SOLOSHOT syringe were developed originally for WHO-UNICEF immunization programs. There can be no assurance that the major syringe manufacturers or others will not commence production of difficult to reuse syringes, or that the Company will be able to successfully compete in this market. See "Business -- Difficult to Reuse Syringes" and "Business -- Competition."

     16. Dependence on Third Parties for Marketing; Limited Marketing Experience. The Company intends to sell its products primarily through sales agents and third-party distributors and may, on a limited basis, sell products independently. The Company has entered into a limited number of agreements with sales agents for the sale of its products. There can be no assurance that the Company will be able to obtain satisfactory arrangements with sales agents or distributors or that the Company will generate substantial revenues from sales by sales agents and distributors. See "Business -- Sales, Marketing and Distribution."

     17. Reliance on Foreign Sales. The Company believes that a significant portion of its revenues will be derived from the sale of its locking clip syringes in foreign markets, which will result in the Company being subject to risks associated with foreign sales, including economic or political instability, shipping delays, fluctuations in foreign currency exchange rates, custom duties and export quotas and other trade restrictions, any of which could have a materially adverse effect on the Company's business. Although the Company intends to negotiate confirmed (irrevocable) letters of credit and to transfer product title to the buyer when delivered to the shipper (f.o.b. warehouse), there is no assurance that such terms will be acceptable to customers.

     18. Product Liability. The manufacture and sale of medical products exposes the Company to the risk of significant damages from product liability claims. The Company maintains product liability insurance against product liability claims in the amount of $5 million per occurrence and $5 million in the aggregate. The Company also has applied for recall insurance, although there can be no assurance that such coverage can be obtained at acceptable cost. There can be no assurance that the coverage limits of the Company's insurance policies will be adequate, that the Company will continue to be able to procure and maintain such insurance coverage, that such insurance can be maintained at acceptable costs, or that customers will be able to satisfy indemnification claims. In addition, any successful claim against the Company in an amount exceeding its insurance coverage could have a materially adverse effect on its business, financial condition or results of operations.

     19. Control of the Company; Ownership of Shares by Directors and Officers. Upon completion of the Offering, officers and directors of the Company will beneficially own in the aggregate approximately 43% of the outstanding shares of the Company's Common Stock. Although these stockholders may or may not agree on any particular matter that is the subject of a vote of the stockholders, these stockholders may be effectively able to control the outcome of any issues which may be subject to a vote of stockholders, including the election of directors, proposals to increase the authorized capital stock, or the approval of mergers, acquisitions, or the sale of all or substantially all of the Company's assets. See "Security Ownership of Certain Beneficial Owners and Management."

     20. Dependence on Management. The Company is dependent for the conduct of its business on the experience, abilities and continued services of Joel Schoenfeld, Chairman of the Board and Chief Executive Officer of the Company, Dr. Alan H. Gold, President and a Director of the Company, David Shonfeld, Director of Research and Development and a Director of the Company, and David Chabut, Chief Financial Officer of the Company. The Company is dependent upon Joel Schoenfeld for strategy, marketing and general management, Dr. Alan H. Gold for functional definition of its products, David Shonfeld for product design to meet functional requirements and David Chabut for financial management. Joel Schoenfeld, David Shonfeld and David Chabut are employed by the Company pursuant to employment agreements which expire on March 28, 2000, July 31, 1997 and September 30, 1997, respectively. Dr. Alan H. Gold is professionally employed by, and is the President of, the Long Island Plastic Surgical Group, and he only works part-time with the Company. Although David Shonfeld is compensated on an hourly basis, he currently is working on a full-time basis for the Company. Furthermore, there is no plan of succession if one or more of the Company's officers dies or becomes disabled. The loss of the services of Joel Schoenfeld, Dr. Alan H. Gold, David Shonfeld or David Chabut could have a materially adverse effect on the Company. See "Management."

     21. Broad Discretion in the Application of Net Proceeds. Approximately $546,250, or approximately 12.8% of the net proceeds of the Offering have been allocated to working capital and general corporate purposes. Accordingly, management will have broad discretion with respect to that portion of the net proceeds. See "Use of Proceeds."

     22. Application of Net Proceeds to Pay Management Salaries. Approximately $316,000, or approximately 7.3% of the net proceeds of the Offering may be used to pay the salaries of Joel Schoenfeld, Chief Executive Officer of the Company ($192,000 per annum), and David Chabut, Chief Financial Officer of the Company ($120,000 per annum), until cash flow from operations are sufficient to pay such salaries. See "Use of Proceeds" and "Management -- Employment Agreements."

     23. Application of Net Proceeds to Pay Bridge Notes and 12 1/2% Promissory Note. Approximately $1,125,000, or approximately 26.3% of the net proceeds of the Offering, will be used to pay the Bridge Notes in the principal amount of $1,000,000 issued in connection with the Bridge Financing and a 12 1/2% demand promissory note in the principal amount of $125,000 issued to an individual lender in December 1995. See "Use of Proceeds" and "Description of Securities -- Bridge Financing."

     24. Office Lease with Related Party. Dr. Alan H. Gold, the President, a director and principal stockholder of the Company, is the president and stockholder of the owner of the premises occupied by the Company. See "Certain Transactions."

     25. Need for Additional Financing. Although the Company anticipates that the net proceeds of the Offering, together with cash flow from operations, will be sufficient to satisfy the Company's anticipated cash requirements for the 12 months following the date of the Prospectus, there can be no assurance that the Company will not require additional financing at an earlier date. This will depend upon the Company's ability to generate sufficient sales of its products and the timing of required expenditures. If the Company is required to obtain financing in the future, there can be no assurance that such financing will be available on terms acceptable to the Company, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     26. Limitation on Director Liability. The Company's certificate of incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions under Delaware law. This may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. In addition, the Company's certificate of incorporation provides for mandatory indemnification of directors and officers. See "Management -- Indemnification of Officers and Directors and Limitation on Directors' Liability."

     27. Absence of Dividends on Common Stock. Since inception, the Company has not paid any cash dividends on its Common Stock and it does not anticipate paying such dividends in the foreseeable future. The payment of dividends by the Company is within the discretion of its Board of Directors and depends upon the Company's earnings, capital requirements, financial condition and other factors deemed relevant by the Board. The Company intends to retain earnings, if any, to finance its operations. See "Dividends."

     28. Dilution. Purchasers of Common Stock in the Offering will suffer immediate dilution of $2.58 per share (or approximately 74%) in the net tangible book value of their investment from the initial public offering price of $3.50 per share of Common Stock. See "Dilution."

     29. Consideration Paid By Existing Stockholders. Officers, directors and other existing stockholders acquired their shares of Common Stock at an average per share price of $0.58 per share, substantially less than the initial public offering price of $3.50 per share. Accordingly, investors in the Offering will bear a disproportionate share of the risk of an investment in the Company. See "Dilution."

     30. Authorization and Discretionary Issuance of Preferred Stock. The Company's Restated Certificate of Incorporation authorizes the issuance of 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the relative voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Except for 2,500 shares of Series A Preferred Stock authorized for issuance in exchange for the cancellation of amounts due to Joel Schoenfeld, Flora Schoenfeld and two corporation's affiliated with Mr. Schoenfeld (collectively, the "Schoenfeld Parties"), and Dr. Alan Gold, and payment of dividends thereon in additional shares of Series A Preferred Stock, the Company has no present intention to issue any shares of its preferred stock. However, there can be no assurance that the Company will not issue shares of preferred stock in the future. The Company has agreed with the Underwriters that, except for issuances disclosed in or contemplated by this Prospectus, it will not issue any securities, including but no limited to any shares of preferred stock, prior to April 24, 1999, without the prior written consent of the Representative. See "Certain Transactions" and "Description of Securities -- Preferred Stock."

     31. No Assurance of Public Market; Determination of Public Offering Price; Possible Volatility of Market Price for the Common Stock and Warrants. Prior to the Offering, there has been no public trading market for the Common Stock or the Warrants. Consequently, the initial public offering price of the Common Stock and Warrants and the exercise price and other terms of the Warrants were determined through negotiations between the Company and the Representative and bear no relationship whatsoever to the Company's assets, book value per share, results of operations or other generally accepted criteria of value. The offering prices of the Common Stock and Warrants, as well as the exercise price of the Warrants, should not be construed as indicative of their value. There can be no assurance that an active trading market for the Common Stock and Warrants will develop after the Offering or that, if developed, it will be sustained. As a result, investors will be exposed to a risk of a decline in the market prices of the Common Stock and Warrants after the Offering. The market prices of the Common Stock and Warrants following the Offering may be highly volatile as has been the case with the securities of many emerging companies. The Company's operating results and various factors affecting the medical device industry may impact the market price of the Company's securities to a significant degree. In addition, in recent years the stock market has experienced a high level of price and volume volatility, and market prices for the securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. There can be no assurance that the market price of the Common Stock and the Warrants will not experience significant fluctuations or decline below the initial public offering price.

     32. Limited Underwriting Experience of Representative. The Representative has served as the sole or managing underwriter of only three firm commitment public offerings and participated in two other underwritten public offerings as a member of the underwriting syndicate. Since the Representative's experience in underwriting firm commitment public offerings is limited, there can be no assurance that its lack of experience may not adversely affect the public offering of the Company's securities and the subsequent development, if any, of a trading market for the Company's securities. See "Risk Factors -- Representative's Influence on the Market; Possible Limitations on Market Making Activities."

     33. Informal Investigation of Underwriters. The Company has been advised that each of the Underwriters is subject to an informal investigation commenced in March 1996 by the Securities and Exchange Commission. To date, the Commission has only requested certain documents from the Underwriters and the Underwriters have not been advised of the status of the investigation. There can be no assurance that a formal order of investigation will not be issued, or if issued, that sanctions will not be imposed against the Underwriters. In October 1996, the National Association of Securities Dealers, Inc. (the "NASD") commenced an examination of certain of the Underwriters' previous underwritings and has requested documents and information in connection with those underwritings. The NASD examination is ongoing and no findings have been made to date. There can be no assurance that such investigation or examination may not affect the Underwriters' ability to maintain a market in the Common Stock and Warrants.

     34. Representative's Influence on the Market; Possible Limitations on Market Making Activities. A significant number of shares of Common Stock and Warrants may be sold to customers of the Representative. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Representative. The Representative has indicated that it intends to act as a market-maker and otherwise effect transactions in the Common Stock and Warrants. To the extent the Representative acts as a market-maker in the Common Stock and Warrants, it may exert a dominating influence in the markets for those securities. The prices and liquidity of the shares of Common Stock and Warrants may be significantly affected to the extent, if any, that the Representative participates in such markets. Furthermore, the Representative may discontinue such activities at any time or from time to time. The Representative also has the right to act as the Company's exclusive agent in connection with any future solicitation of holders of Warrants to exercise their Warrants. Applicable rules of the Securities and Exchange Commission prohibit the Representative and any other soliciting broker-dealers from engaging in any market making activities or solicited brokerage activities with regard to the Common Stock and Warrants for a period of up to five business days prior to the solicitation of the exercise of any Warrants until the later of the termination of such solicitation activity or the termination of any right the Representative may have to receive a fee for the solicitation of the Warrants. As a result, the Representative and such soliciting broker-dealers may be unable to continue to make a market for the Common Stock and the Warrants during certain periods while the Warrants are exercisable. Such a limitation, while in effect, could impair the liquidity and market price of the Common Stock and the Warrants. See "Underwriting."

     35. Representative's Potential Influence on the Company. The Company has agreed that for three years following the date of the Prospectus, the Representative may designate one person for election to the Company's Board of Directors and that the Company will reasonably cooperate with the Representative in respect of such designation. The election of such designee, if any, may enable the Representative to exert influence on the Company. The Representative has not designated any individual for election to the Company's Board of Directors. See "Underwriting."

     36. Possible Delisting. The Common Stock and Warrants have been approved, subject to notice of issuance, for inclusion on The Nasdaq SmallCap Market. For continued inclusion on the NASDAQ SmallCap Market, an issuer is required, among other things, to have total assets of $2 million and total equity of $1 million and the bid price of the listed security must be at least $1.00. The Nasdaq Stock Market has proposed an amendment to its rules increasing the financial criteria for continued inclusion on The Nasdaq SmallCap Market which would require, among other things, that an issuer have net tangible assets of $2 million (or alternatively, net income of $500,000 in two of the most recent three fiscal years, or a market capitalization of $35 million). There can be no assurance that the Company will be able to satisfy the maintenance criteria for continued inclusion of the Common Stock and Warrants on The Nasdaq SmallCap Market. If the Company is unable to satisfy The Nasdaq SmallCap maintenance criteria in the future, the Common Stock and Warrants may be delisted from trading on The Nasdaq SmallCap Market, and if delisted, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board," and, consequently, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     37. Risk of Low-Priced Securities. The regulations of the Securities and Exchange Commission promulgated under the Exchange Act require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

     38. Shares Eligible for Future Sale. No assurance can be given as to the effect, if any, that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of warrants or stock options), or the possibility of such sales, could adversely affect the market price of the Common Stock and Warrants and also impair the Company's ability to raise capital through an offering of its equity securities in the future. Upon completion of the Offering, the Company will have 2,621,054 shares of Common Stock outstanding, of which only the 1,500,000 shares of Common Stock offered hereby will be transferable without restriction under the Securities Act. The remaining 1,121,054 shares, issued in private transactions, will be "restricted securities" (as defined in Rule 144 promulgated under the Securities Act) which may be publicly sold only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted securities for at least two years (which holding period will be reduced to one year under a recent amendment to Rule 144 that becomes effective April 29, 1997), is entitled to sell (together with any person with whom such individual is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on The Nasdaq Stock Market or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months and who has beneficially owned restricted securities for at least three years (which holding period will be reduced to two years under a recent amendment to Rule 144 that becomes effective April 29, 1997) is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above. Officers, directors and other securityholders of the Company owning and/or having rights to acquire in the aggregate 2,926,726 shares of Common Stock (exclusive of options to purchase 3,690,000 shares of Common Stock that may not be exercised prior to the earliest of (x) April 12, 2006, (y) the attainment of certain performance criteria, or (z) the occurrence of a "change in control", as defined, of the Company), have entered into agreements not to sell or otherwise dispose of any securities of the Company, including Common Stock, prior to April 24, 1999 (the "Lock-Up Agreements"), without the prior written consent of the Representative, which may be granted or withheld in the sole and absolute discretion of the Representative; provided, however, that if prior to April 24, 1999, the Company's shares of Common Stock are subject to a tender offer and holders of the Company's Common Stock (other than the current stockholders) agree to tender a majority of the outstanding shares of Common Stock to the offeror, then the Representative shall release all stockholders subject to the Lock-Up Agreement from the restrictions imposed thereby solely for the purposes of tendering their shares of Common Stock to the offeror pursuant to the terms of the tender offer. The Company has registered for resale pursuant to the Selling Securityholder Prospectus (i) warrants to purchase 1,750,000 shares of Common Stock (having terms identical to the Warrants offered hereby) and the shares of Common Stock issuable upon exercise thereof and (ii) 33,436 shares of Common Stock issuable upon exercise of options, subject to the Lock-Up Agreements. The Representative has agreed that it will not release the restrictions imposed by the Lock-Up Agreements with respect to the Warrants offered pursuant to the Selling Securityholder Prospectus prior to April 24, 1998. Following expiration of the term of the Lock-Up Agreements, or the earlier release of the restrictions contained therein, 1,121,054 shares will become eligible for resale pursuant to Rule 144, subject to the volume limitations and compliance with the other provisions of Rule 144, assuming the sale of the shares pursuant to the Selling Securityholder Prospectus. Furthermore, the holders of the Underwriters' Warrants (including the securities issuable upon exercise thereof) have demand and piggyback registration rights with respect to the shares of Common Stock and Warrants issuable upon exercise of the Underwriters' Warrants. See "Description of Securities -- Registration Rights," "Description of Securities -- Shares Eligible for Future Sale," "Description of Securities -- Options and Warrants," "Management -- Stock Option Plan," "Certain Transactions," "Underwriting" and "Selling Securityholder Offering."

     39. Effect of Issuance of Common Stock Upon Exercise of Warrants and Options; Possible Issuance of Additional Options. Immediately after the Offering, assuming the Over-Allotment Option is not exercised, the Company will have an aggregate of approximately 12,833,128 shares of Common Stock authorized but unissued and not reserved for specific purposes and an additional 9,545,818 shares of Common Stock unissued but reserved for issuance (i) upon exercise of options (including options which may be granted in the future pursuant to the Company's stock option plan), (ii) upon exercise of warrants (including the Warrants), (iii) upon exercise of the Underwriters' Warrants (and the Warrants included therein), and (iv) upon conversion of the Compa-ny's Series A Preferred Stock. All of such shares may be issued without any action or approval by the Company's stockholders. Although there are no present plans, agreements, commitments or undertakings with respect to the issuance of additional shares or securities convertible into any such shares by the Company, any shares of Common Stock issued would further dilute the percentage ownership of the Company held by the public stockholders. The Company has agreed with the Underwriters that, except for the issuances disclosed in or contemplated by this Prospectus, it will not issue any securities, including but not limited to any shares of Common Stock, prior to April 24, 1999, without the prior written consent of the Representative. See "Underwriting."

     The exercise of warrants or options and the sale of the underlying shares of Common Stock (or even the potential of such exercise or sale) may have a depressive effect on the market price of the Common Stock and the Warrants. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding warrants and options can be expected to exercise them, to the extent they are able, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the warrants and options. See "Management -- Stock Option Plan," "Description of Securities" and "Underwriting."

     36. Adverse Effect of Redemption of Warrants. Under certain conditions, the Warrants may be redeemed by the Company with the prior written consent of the Representative, at a redemption price of $.05 per Warrant upon not less than 30 days prior written notice to the holders of such Warrants, provided the closing bid price of the Common Stock has been at least $8.00 for 20 consecutive trading days ending on the third day prior to the date the notice of redemption is given. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption. The redemption of the Warrants could force the holders (i) to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, (ii) to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants or (iii) to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Warrants."

     37. Need for Future Registration of Warrants; State Blue Sky Registration; Exercise of Warrants. The Warrants will trade separately upon the completion of the Offering. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale, purchasers may buy Warrants in the after-market or may move to jurisdictions in which the Warrants and the shares of Common Stock underlying the Warrants are not so registered or qualified. In this event, the Company would be unable to issue shares of Common Stock to those persons desiring to exercise their Warrants unless and until the Warrants and the underlying shares of Common Stock are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions. There can be no assurance that the Company will be able to effect any required qualification.

     The Warrants will not be exercisable unless the Company maintains a current Registration Statement on file with the Commission through post-effective amendments to the Registration Statement containing the Prospectus. Although the Company has agreed to file appropriate post-effective amendments to the Registration Statement containing the Prospectus and to maintain a current Prospectus with respect to the Warrants, there can be no assurance that the Company will file post-effective amendments necessary to maintain a current Prospectus or that the Warrants will continue to be so registered. See "Description of Securities -- Warrants."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock and Warrants offered hereby, after deducting underwriting discounts and other expenses of the Offering, are estimated to be $4,284,250 ($4,998,738 if the Over-Allotment Option is exercised in full). The Company expects to use the net proceeds of the Offering as follows:

                                                                  Approximate
                                                                     Amount      Percent
                                                                -------------   ---------
Equipment(1)    .............................................      $1,442,000       33.7%
Marketing, promotion and public relations(2)  ...............         585,000       13.6%
Product development(3)   ....................................         270,000        6.3%
Payment of Bridge Notes and 12 1/2% Promissory Note(4)  .....       1,125,000       26.3%
Management salaries(5)   ....................................      $  316,000        7.3%
Working capital and general corporate purposes(6)   .........         546,250       12.8%
                                                                  -----------    -------
 Total   ...................................................       $4,284,250      100.0%
                                                                  ===========    =======

------------
(1) Includes production equipment (mold and inserts, assembly machine, clip attachment line, packaging machine and automatic loader), as well as furniture, fixtures and equipment for a warehouse facility. Except for the clip attachment line, which will be used by INSERPOR at its production facility in Portugal to assemble the Company's syringes, all of the production equipment will be used by Harmac at its production facility in Buffalo, New York to assemble the Company's syringes. The Company will retain ownership of the production equipment and neither INSERPOR nor Harmac will acquire any interest therein, other than the right to use the equipment in connection with the assembly of the Company's syringes.

(2) Includes the cost of hiring and retaining a marketing director and expenses relating to market research, promotion (including advertising) and public relations.

(3) Includes the cost of retaining a research and development officer and the cost of developing prototype parts.

(4) A portion of the net proceeds of the Offering will be used to pay the Bridge Notes in the principal amount of $1,000,000 and the Company's 12 1/2% promissory note in the principal amount of $125,000. The Bridge Notes, issued in connection with the Bridge Financing in the fourth quarter of 1996, bear interest at 8% per annum and are payable upon the earlier of November 27, 1997 or the consummation of an initial public offering or private placement of the Company's debt and/or equity securities resulting in gross proceeds to the Company of at least $5,000,000. The net proceeds of the Bridge Financing (approximately $820,000) were used in part to purchase machinery ($235,000) and for sales and marketing ($235,000). The Company used the remaining net proceeds as working capital. The 12 1/2% promissory note was issued in December 1995 to an individual lender and is payable upon demand. The proceeds of that loan were used as working capital.

(5) The Company may use approximately $316,000 of the net proceeds of the Offering to pay the salaries of Joel Schoenfeld, Chief Executive Officer of the Company ($196,000 per annum), and David Chabut, Chief Financial Officer of the Company ($120,000 per annum), until cash flows from operations are sufficient to pay such salaries. See "Management -- Employment Agreements".

(6) Includes working capital to support inventory and accounts receivable.

     Additional proceeds from the exercise of the Over-Allotment Option and the Warrants will be added to the Company's working capital and be available for general corporate purposes. Pending application, the Company will invest the net proceeds of the Offering in United States government securities, short term certificates of deposit, money market securities, investment grade commercial paper or other short-term interest-bearing investment-grade securities.

     The Company has not determined the specific allocation of the net proceeds within each of the various uses described above. Specific allocations of such net proceeds will ultimately depend on the development of the Company's products and the related technology and commercial acceptance of its products. The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the net proceeds of the Offering, together with cash flow from operations, will be sufficient to satisfy the Company's anticipated cash requirements for the 12 months following the date of the Prospectus.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of December 31, 1996, and (ii) such capitalization, as adjusted after giving effect to the issuance and sale of the 1,500,000 shares of Common Stock and 2,250,000 Warrants in the Offering and the application of the net proceeds thereof. The information set forth below should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                    December 31, 1996
                                                                         ----------------------------------------
                                                                            Actual             As Adjusted
                                                                         ---------------   ----------------------
Unearned income in connection with Supply and License Agreements.          $  1,683,788          $  1,683,788
Notes due stockholders and affiliates (1)  ...........................          121,371                    --
Notes due officers (2)   .............................................          675,635                    --
                                                                            ------------         --------------
                                                                              2,480,794             1,683,788
Stockholders' equity:
Preferred Stock, par value $0.001; 4,997,500 shares authorized; none
 issued and outstanding at September 30, 1996, and as adjusted  ......               --                    --
Series A 8% Cumulative Convertible Preferred Stock, par value
 $0.001; 2,500 shares authorized; 1,269 issued and outstanding at
 December 31, 1996; and 1,919 shares, as adjusted (3)  ...............                1                     2
Common Stock, par value $0.001; 25,000,000 shares authorized;
 1,082,287 shares issued and outstanding at December 31, 1996 (4);
 and 2,621,054 shares issued and outstanding, as adjusted (5)   ......            1,082                 2,621
Additional paid-capital  .............................................        2,459,417             4,938,527 (6)
Accumulated deficit   ................................................       (4,253,138)           (2,447,145)(7)
Deferred offering costs  .............................................          (92,500)                   --
                                                                            ------------         --------------
Stockholders' equity (deficit) .......................................       (1,885,138)            2,494,005
                                                                            ------------         --------------
 Total capitalization   .............................................      $    595,656          $  4,177,793
                                                                            ============         ==============

------------
(1) Includes $4,998 payable to Joel Schoenfeld, and two companies affiliated with Mr. Schoenfeld (the "Schoenfeld Parties"), and $116,373 payable to John Frank, a director of the Company. Subsequent to December 31, 1996, the Company issued 5 shares of Series A Preferred Stock to the Schoenfeld Parties in exchange for the cancellation of the amounts payable to them. Concurrently with the Closing, the Company will issue approximately 34,397 shares of Common Stock to Mr. Frank in exchange for the cancellation of the amount payable to him ($120,390, including accrued interest, as of March 31, 1997). See "Certain Transactions" and "Description of Securities -- Series A Preferred Stock."

(2) Includes amounts accrued for compensation payable to Joel Schoenfeld ($644,391) and David Chabut ($31,244). Subsequent to December 31, 1996, the Company issued 644 shares of Series A Preferred Stock to Mr. Schoenfeld in exchange for the cancellation of the amount payable to him. Mr. Chabut has advised the Company that he intends to exercise options to purchase 4,370 shares of Common Stock concurrently with the Closing and pay the exercise price thereof with a portion of the amount payable to him. See "Management -- Summary Compensation Table" and "Certain Transactions."

(3) Represents 649 shares issued to the Schoenfeld Parties in exchange for the cancellation of amounts payable to them and 1 share issued to Dr. Alan H. Gold in exchange for unpaid interest included in accrued expenses. See footnotes (1) and (2) above, "Certain Transactions" and "Description of Securities -- Series A Preferred Stock."

(4) Does not include (i) 3,750,042 shares reserved for issuance upon exercise of outstanding options, at an exercise price of $3.50, expiring at various dates from February 22, 1999 through April 11, 2007 (including options to purchase 3,690,000 shares granted subsequent to December 31, 1996); and (ii) approximately 34,397 shares to be issued concurrently with the Closing to a director of the Company in exchange for the cancellation of amounts payable to him ($120,390 as of March 31, 1997). See "Management -- Stock Option Plan" and "Certain Transactions."

(5) Includes (i) approximately 34,397 shares to be issued to a director of the Company concurrently with the Closing in exchange for the cancellation of amounts payable to him; and (ii) 4,370 shares to be issued to an officer of the Company concurrently with Closing upon exercise of stock options. Does not include (i) 3,745,672 shares reserved for issuance upon exercise of outstanding options, at an exercise price of $3.50, which expire at various dates from February 22, 1999 through April 11, 2007 (including options to purchase 3,690,000 shares granted subsequent to December 31, 1996); and (ii) 4,000,000 shares to be reserved for issuance upon exercise of the Warrants and the warrants to be issued upon automatic conversion of the Bridge Warrants on the date of the Prospectus. See "Management -- Stock Option Plan," "Certain Transactions" and "Description of Securities."

(6) Gives effect to the reclassification of $2,386,785 of S corporation undistributed losses to paid-in capital.

(7) Give effect to the write-off of adjusted debt financing costs of $580,792 associated with the Bridge Financing (deferred financing costs of $783,292 as of December 31, 1996 have been reduced by $202,500 as a result of the surrender of 750,000 Bridge Warrants to the Company for cancellation without consideration).

                                   DILUTION

     At December 31, 1996, the net tangible book value (deficit) of the Company was ($2,090,430), or approximately ($1.93) per share of Common Stock, as adjusted for the cancellation of approximately $650,000 of accrued expenses due to certain stockholders and affiliates of the Company in exchange for 650 shares of Series A Preferred Stock subsequent to December 31, 1996. The net tangible book value of the Company is the tangible assets (total assets less intangible assets, deferred financing and offering costs) less total liabilities. Dilution per share represents the difference between the amount paid per share of Common Stock by investors in the Offering, attributing no value to the Warrants.

     After giving effect to (i) the issuance and sale of 1,500,000 shares of Common Stock and 2,250,000 Warrants in the Offering, (ii) the cancellation of amounts payable to a director of the Company ($120,390 as of March 31, 1997) concurrently with the Closing in exchange for the issuance of approximately 34,397 shares of Common Stock, and (iii) the cancellation of amounts payable to an officer of the Company ($15,295) concurrently with the Closing in exchange for the issuance of 4,370 shares of Common Stock, but without taking into account any other changes in net tangible book value subsequent to December 31, 1996, other than those described in the immediately preceding paragraph, the pro forma net tangible book value of the Company as of December 31, 1996 would have been $2,422,005, or $0.92 per share. This represents an increase in net tangible book value per share of $2.85 to the Company's existing stockholders and an immediate dilution of $2.58 per share (or 73.7% of the offering price) to new stockholders purchasing shares of Common Stock in the Offering. The following table illustrates this dilution on a per share basis:

 Public offering price per share ........................                   $3.50
 Net tangible book value before Offering  ...............    ($1.93)
 Increase attributable to new investors   ...............     $2.85
                                                             -------
 Pro forma net tangible book value after Offering  ......                    0.92
                                                                           -------
 Dilution to new investors ..............................                   $2.58
                                                                           =======

     The information in the following table summarizes through December 31, 1996, as adjusted for (A) the issuance of approximately 34,397 shares of Common Stock to a director of the Company concurrently with the Closing in exchange for the cancellation of amounts due to him ($120,390 as of March 31, 1997), and (B) the issuance of 4,370 shares of Common Stock to an officer of the Company concurrently with the Closing upon exercise of options, (i) the number and percentages of shares of Common Stock purchased from the Company, (ii) the amount and percentage of consideration paid and (iii) the average price per share paid to the Company, by existing stockholders and by new investors pursuant to the Offering:

                                                                                         Average
                                                                                          Price
                                     Shares Purchased       Total Consideration Paid    Per Share
                                -------------------------   -------------------------   -----------
Existing stockholders  ......    1,121,054         42.8%    $  652,185         11.0%      $0.58
New investors ...............    1,500,000         57.2%     5,250,000         89.0%      $3.50
                                -----------     -------     -----------     -------
                                 2,621,054        100.0%    $5,902,185        100.0%

     The information in the foregoing table does not give effect to (i) 3,745,672 shares reserved for issuance upon exercise of outstanding options, at an exercise price of $3.50 per share, which expire at various dates from February 22, 1999 through April 11, 2007 (including options to purchase 3,690,000 shares granted subsequent to December 31, 1996), (ii) 4,000,000 shares to be reserved for issuance upon exercise of the Warrants and the warrants to be issued upon automatic conversion of the Bridge Warrants on the date of the Prospectus, (iii) $62,500 shares reserved for issuance upon exercise of the Over-Allotment Option and the Warrants included therein, and (iv) 375,000 shares reserved for issuance pursuant to the Underwriters' Warrants and the Warrants included therein. See "Capitalization" and "Underwriting."

                                DIVIDEND POLICY

     The payment of dividends by the Company is within the discretion of its Board of Directors and depends in part upon the Company's earnings, capital requirements and financial condition. Since its inception, the Company has not paid any cash dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial information regarding the results of operations and financial position of the Company for the periods and at the dates indicated. The selected consolidated financial information as of December 31, 1995 and 1996 and for the fiscal years ended December 31, 1995 and 1996 have been derived from the audited consolidated financial statements of the Company for those fiscal years. This information should be read in conjunction with the Company's consolidated financial statements (including the notes thereto) and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Statement of Operations Data:

                                                                  Year Ended December 31
                                                             ---------------------------------
                                                                  1995               1996
                                                             --------------   ----------------
Sales  ...................................................      $1,106,930       $    461,131
Cost of sales   ..........................................       1,016,530            346,758
                                                                 -----------      ------------
 Gross profit   ..........................................          90,400            114,373
Expenses:
 Marketing   .............................................         115,431            189,930
 Product development  ....................................         299,498            218,532
 General and administrative    ...........................         433,012            753,122
 Interest    .............................................         153,473            260,560
 Royalties   .............................................          35,000            133,000
                                                                 -----------      ------------
  Total expenses  .......................................        1,036,414          1,555,144
                                                                 -----------      ------------
Net loss  ................................................     ($  946,014)     ($  1,440,771)
                                                                 ===========      =============
Historical and pro forma net loss per common share  ......     ($     0.89)     ($       1.36)
Historical and pro forma weighed average number of common
 and common equivalent shares outstanding  ...............       1,059,001          1,059,299

Balance Sheet Data:

                                                      December 31,
                                          -------------------------------------
                                               1995                1996
                                          -----------------   -----------------
Working capital (deficit)  ............     ($   1,462,499)     ($   1,066,521)
Total assets   ........................            606,917           2,463,589
Accumulated deficit  ..................         (2,812,367)         (4,253,138)
Stockholders' equity (deficit)   ......         (2,377,367)         (1,885,138)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The following discussion and analysis should be read in conjunction with the consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

     Since inception, the Company's operations have consisted primarily of the design, development, testing and evaluation of its locking clip syringes, production processes, and production equipment, which include molds, inserts and assembly machine. As of December 31, 1996, UNIVEC had no commercial sales of its locking clip syringes. In the fourth quarter of 1995 and in 1996, the Company sold lancets manufactured by Sherwood to one distributor, which resold the lancets to retailers in Canada and the United States. The terms of purchase and resale of these lancets was negotiated by the Company independently with Sherwood and the distributor. The Company does not have a distribution agreement or similar arrangement with Sherwood for lancets. In the first two months of 1997, the Company sold approximately 1,777,000 syringes produced by INSERPOR, including over 900,000 to WHO.

     In the second quarter of 1996, the Company entered into an agreement to buy syringe components from Sherwood (the "Sherwood Supply Agreement"). In connection with the Sherwood Supply Agreement, Sherwood sold all of its right, title and interest in and to the production mold for the plunger, including the mold inserts and insert base (together, the "Plunger Mold") to the Company in consideration for an option to enter into a non-exclusive license to manufacturer and sell the Company's locking clip syringes in the United States. The Company also entered into a lease agreement with Sherwood pursuant to which it leased back the Plunger Mold to Sherwood (the "Equipment Lease") for a period of six years for use in the manufacture and production of the plungers as part of the assembly of non-aspirating syringes using the Company's proprietary design specifications. Sherwood is required to make aggregate rental payments of $1,946,016 in 36 equal consecutive monthly installments of $54,056, over the first three years of the term of the Equipment Lease. In consideration for said lease payments, the Company agreed to pay Sherwood 14.925% of the cumulative invoiced amount of components in excess of $3,350,000 up to a maximum invoiced amount of $6,700,000 (or a maximum of $500,000). In addition, certain stockholders of the Company agreed to pay Sherwood up to $1 million (less 14.925% of each dollar paid by the Company under the Sherwood Supply Agreement) in the event the Company fails to pay a cumulative invoiced amount of $6.7 million over the first three years of the Sherwood Supply Agreement. In July 1996, the Company sold the Plunger Mold, subject to the Equipment Lease, together with the Company's right to the payments under the Equipment Lease, to a financial institution for net cash consideration of $1,600,000 ($1,837,904 less expenses of approximately $238,000). In connection with such sale, the financial institution agreed to sell the Plunger Mold back to the Company for a nominal amount upon expiration of the term of the Equipment Lease. The Company has deferred recognition of approximately $1,684,000, which equals the net proceeds from the lease payments received from Sherwood and the 34 payments sold to a financial institution. Unearned income in connection with these agreements will be recognized upon the sale of the Company's locking clip syringes which include components supplied by Sherwood under the Sherwood Supply Agreement. See "Business -- Suppliers" and "Certain Transactions."

     In the United States, the Company's products are subject to regulation by the FDA. In December 1994, the Company was granted 510(k) clearance by the FDA for its locking clip syringe. In addition, the FDA requires the Company to be in compliance with GMP requirements and to demonstrate that its devices are safe and effective. At any time, the FDA can audit the Company's compliance with GMP requirements and can require the Company to demonstrate that its products are safe and effective. See "Risk Factors -- Government Regulation."

     The Company has incurred net losses for each period since its inception. The Company expects operating losses to continue until such time, if ever, as the Company can sell significant units of its locking clip syringes, and it can manufacture syringes at costs sufficiently lower than selling prices so that gross profits cover overhead expenses. See "Risk Factors -- Continuing Losses; Accumulated Deficit; Working Capital Deficit," " Risk Factors -- Limited Operating History" and "Risk Factors -- Product Acceptance; Demand for Locking Clip Syringes."

Results of Operations

Fiscal Years Ended December 31, 1996 and 1995

     Sales. Sales for the fiscal year ended December 31, 1996 ("Fiscal 1996") decreased by approximately $646,000 as compared to the fiscal year ended December 31, 1995 ("Fiscal 1995") as result of fewer resales of medical devices. However, gross profits for Fiscal 1996 increased by approximately $24,000 as compared to Fiscal 1995 as result of higher margins. During Fiscal 1996, the Company had no sales of its locking clip syringes, but it resold lancets manufactured by Sherwood to one distributor, which resold the lancets to retailers in Canada and the United States. During Fiscal 1995, the Company had no sales of its locking clip syringes, but it resold lancets manufactured by Sherwood and syringes manufactured by INSERPOR, which did not utilize the Company's locking clip.

     Cost of Sales. Cost of sales for Fiscal 1996 decreased by approximately $670,000 as compared to Fiscal 1995 as result of fewer resales of medical devices. The cost of sales for Fiscal 1996 includes the purchase of lancets from Sherwood and freight charges. The cost of sales for Fiscal 1995 includes the purchase of lancets from Sherwood, the purchase of syringes from INSERPOR, and freight charges.

     Marketing. Marketing expenses for Fiscal 1996 (approximately $190,000) increased by approximately $75,000, or 65%, as compared to Fiscal 1995 (approximately $115,000). This increase is primarily due to increased expenditures for brochures and package design and, to a lesser extent, increased expenditures for promotion.

     Product Development. Product development expenses for Fiscal 1996 (approximately $219,000) decreased by approximately $80,000, or 27%, as compared to Fiscal 1995 (approximately $299,000). This decrease is primarily due to a reduction in legal fees for patents.

     General and Administrative. General and administrative expenses for Fiscal 1996 (approximately $753,000) increased by approximately $320,000, or 74%, as compared to Fiscal 1995 (approximately $433,000). This increase is principally attributable to an increase in legal fees for the Sherwood Supply Agreement, financing transactions and general corporate matters, and to a lesser extent, higher payroll, including the salary of a full-time chief financial officer for the entire Fiscal 1996 as compared to only four months of Fiscal 1995.

     Interest Expense. Interest expense for Fiscal 1996 (approximately $261,000) increased by approximately $108,000, or 71%, as compared to Fiscal 1995 (approximately $153,000), due to increased notes payable weighted for the period of time the indebtedness was outstanding.

     Royalty Expense. Royalty expense for Fiscal 1996 (approximately $133,000) increased by approximately $98,000, or 280%, as compared to the 1995 interim (approximately $35,000) as result of certain payments made to secure licensed rights for patents covering two locking devices for hypodermic syringes utilizing apparatuses or methods different than those covered by the Company's locking clip patents. During Fiscal 1995, the Company made payments to secure licensed rights relating to another patent. The Company licensed these patents to develop a 3cc locking syringe.

     Net Loss. The net loss for Fiscal 1996 (approximately $1,441,000) increased by approximately $495,000, or 52%, as compared to the net loss for Fiscal 1995 (approximately $946,000), due to higher marketing, general and administrative, royalty and interest expenses. This increase was offset partially by higher gross profits and lower product development expenses. Because the Company elected to be treated as an S corporation for 1995, the net loss for Fiscal 1995 and Fiscal 1996 was passed through to its stockholders. The accumulated deficit of approximately $1,866,000 at the end of Fiscal 1994, when the Company was treated as a C corporation, is available to offset future net income after the Company's tax status returns to a C corporation in 1997 as a result of the Offering.

Liquidity and Capital Resources

     In Fiscal 1995 and Fiscal 1996, the Company's expenses have exceeded gross profits from resales of hypodermic devices. Operations have been funded primarily from (a) the receipt of two payments under the Sher-wood Lease Agreement and the assignment of the remaining 34 payments (approximately $1,684,000), and (b) net proceeds of approximately $820,000 from the issuance and sale of $1,000,000 principal amount of Bridge Notes and Bridge Warrants to purchase 2,500,000 shares of Common Stock, for a total purchase price of $1,000,000. See "Business -- Supplies," "Certain Transactions" and "Description of Securities -- Bridge Financing."

     The Company used cash from operating activities in Fiscal 1995 and Fiscal 1996. Net losses in each of these periods greatly affected net cash from operations. In Fiscal 1995, the Company used cash from operations of approximately ($530,000): (a) the increases to cash from operating activities were mostly from accounts payable and accrued expenses of approximately $426,000 (including $171,000 payable to two officers) and issuance of Common Stock for services of $35,000, and (b) the decreases to cash from operating activities were primarily from a net loss of approximately ($946,000) and accounts receivable of approximately ($63,000). In Fiscal 1996, the Company used cash from operations of approximately ($1,217,000): (a) the increases to cash from operating activities were mostly from accounts payable and accrued expenses of approximately $456,000 (including $73,000 payable to two officers) and depreciation, amortization and non cash charges of approximately $145,000 and
(b) the decreases to cash from operating activities were primarily from a net loss of approximately ($1,441,000), accounts receivable of approximately ($86,000), and inventory of syringe components available for production of approximately ($239,000).

     The Company's investing activities have consisted primarily of expenditures for production equipment, which totaled approximately $374,000 and $489,000 in Fiscal 1995 and Fiscal 1996, respectively. The expenditures for Fiscal 1995 and Fiscal 1996 were for assembly equipment and tools and dies to produce the Company's proprietary clip. As of December 31, 1996, the Company is committed to pay (approximately $45,000) for production equipment for its first syringe line located at Harmac in Buffalo, New York. The Company intends to use a portion of the net proceeds of the Offering to purchase a clip-attachment line for INSERPOR in Portugal, a second production line for Harmac in Buffalo, New York, and furniture, fixtures and equipment for a warehouse facility (approximately $1,442,000).

     The Company provided cash from financing activities in Fiscal 1995 and Fiscal 1996. In Fiscal 1995, cash from financing activities was approximately $1,011,000, provided primarily from the issuance of promissory notes for $665,000 and the sale of equity securities to a director for $300,000. In Fiscal 1996, cash provided from financing activities was approximately $1,985,000: (a) increases to cash were comprised primarily of approximately $1,684,000 contributed by unearned income from supply and licensing agreements with Sherwood, $1,000,000 provided through the sale of Bridge Notes as part of the Bridge Financing and $397,000 from the sale of promissory notes, and (b) decreases to cash from financing activities were primarily from payments of promissory notes ($937,000), deferred financing costs ($179,500) and deferred offering costs ($92,500).

     The Company expects to incur additional operating losses and cash requirements at least through 1997. These losses will continue until such time as the Company builds up sufficient sales and margins to offset expenses, which include continuing product and machine development for new syringe products. The timing and amounts of these cash requirements will depend on many factors, some of which are beyond the Company's control, such as the progress of the Company's product development projects, improvements to existing manufacturing processes, and sales of Company products at prices sufficient to cover expenses. The Company expects that the net proceeds of the Offering, together with cash flow from operations, will be sufficient to satisfy its anticipated cash requirements for the 12 months following the date of the Prospectus.

     The Company's consolidated financial statements for the year ended December 31, 1996, indicate that there is substantial doubt about the Company's ability to continue as a going concern due to the Company's need to attain profitable operations and to obtain adequate long-term financing. See Note 2 of Notes to the Company's consolidated financial statements appearing elsewhere herein.

                                   BUSINESS

     UNIVEC develops and markets safety hypodermic syringes designed to protect the healthcare worker and patient against cross-infection. The Company also sells and intends to develop other hypodermic devices. In January 1997, the Company commenced production and sales of its 1cc locking clip syringes, which are designed to make accidental or deliberate reuse difficult. The accidental or deliberate reuse of syringes is a frequent cause of the spread of the human immunodeficiency and hepatitis viruses, as well as other blood-borne pathogens. The Company has received 510(k) clearance from the U.S. Food and Drug Administration to market its locking clip syringes in the United States.

     The Company offers aspirating and non-aspirating models of its lcc locking clip syringes. With the aspirating syringe, the UNIVEC locking clip does not limit the user's ability to withdraw and depress ("to aspirate") the plunger until the user locks the syringe voluntarily. With the non-aspirating syringe, the UNIVEC locking clip limits the user's ability to aspirate the plunger and locks the syringe passively.

     In addition to marketing its safety syringes, the Company resells medical devices of other companies (e.g., traditional disposable syringes and lancets, which are hypodermic devices used in conjunction with blood testing). To date, the Company's revenues have been derived almost exclusively from resales of traditional disposable devices and lancets. The Company seeks to resell other medical devices that promote safety and complement its hypodermic syringes. The Company's management expects the relative significance of its resale activities to decrease over time as sales of its safety syringes increase.

Problems Associated with Traditional Disposable Syringes

     Accidental or deliberate reuse of disposable syringes poses a serious risk of transmitting HIV-AIDS, hepatitis and other blood-borne pathogens for patients and injection drug users. Disposable syringes are used traditionally in developed countries and by many relief agencies such as UNICEF and WHO.

     Intravenous drug users, who share syringes or use syringes discarded by hospitals, medical clinics and laboratories, doctors or diabetic patients, are extremely susceptible to HIV, hepatitis and other blood-borne pathogens. An article in the May 1996 American Journal of Public Health for Disease Control written by an epidemiologist for the Center for Disease Control and Prevention estimates that nearly half of all new HIV infections are occurring in intravenous drug users ("IDUs"). The article indicates that in New York City the number of IDUs at risk (69,000) exceeds the number of men who have sex with other men at risk ("MSM"), and that the number of IDUs at risk in Chicago (10,500) and Detroit (3,460) is 87% and 71%, respectively, of the number of MSMs at risk in those cities.

     Relief agencies, including UNICEF and WHO, administered almost a billion injections to women and children through immunization programs in developing countries in 1995. WHO reported that surveys carried out in four of its six regions indicated that up to a third of immunization injections were unsterile. But immunization injections account for less than 10% of injections administered within the health sector. The United Nations estimates that more than half of all non-immunization injections in developing countries are unsafe. According to an article in the New York Times on July 7, 1996, an estimated 21.8 million adults and children worldwide are infected with HIV, 90% of whom live in developing countries.

     As a result of the findings in the United States and developing countries, public health officials have encouraged the medical industry to develop safer syringes to prevent the spread of blood-borne pathogens, such as HIV and hepatitis. In 1995, the House of Delegates -- American Medical Association requested "manufacturers of disposable hypodermic needles and syringes to adopt designs to prevent reuse and to include in the packaging clear directions for their correct disposal." In late 1995, UNICEF recommended "the use of auto-destruct syringes instead of disposable, single use syringes in order to avoid the hazards of unsafe injection practices." In 1996, Brazil adopted a law requiring disposable syringes manufactured or marketed in that country to include a safety device to prevent its reuse. During 1996, New York State enacted legislation authorizing a limited number of pilot projects to test the practicality and effectiveness of difficult to reuse syringes. Such pilot tests are to be conducted, subject to funding, in state-operated facilities, such as prisons, hospitals, youth detention facilities and development centers.

     As a result of the increase in the incidence of HIV-AIDS cases, there has also been considerable discussion concerning over-the-counter sales of non-prescription syringes and needle exchange programs, in which intravenous drug users exchange used syringes for sterile syringes. However, political and social concerns that over-the-counter sales of non-prescription syringes and needle exchange programs encourage and condone illegal drug use have limited the access of intravenous drug users to sterile syringes, including those with the added safety feature of a locking device to discourage reuse. Nevertheless, 41 states, including Connecticut, Florida, Ohio, Michigan, Texas and Virginia, have legalized over-the-counter sales of non-prescription syringes.

     Since the introduction of the disposable syringe in the late 1940's, two types of features have been developed to deter the spread of blood-borne pathogens as a result of accidental or deliberate reuse of syringes -- needle-stick prevention devices and difficult to reuse syringes.

Needle Stick Prevention

     Needle-stick prevention devices are designed to prevent accidental puncture injuries to health care workers and patients before, during, and after the use of hypodermic syringes and needles. Statistics indicate that less than 1% of all reported HIV infections in the United States are attributed to needle-stick injuries. The most prevalant needle stick prevention device, the extendible barrel sleeve, is not a substitute for features that render a syringe difficult to reuse; however, it can be combined with devices that make a syringe difficult to reuse. Needle-stick prevention methods include:

     Retracting Needles, which through mechanical devices incorporated in the syringe, pull back the needle into the barrel after use. These devices are effective needle-stick prevention devices; however, operators must manually trigger the retraction of needles. Retracting needle devices that automatically trigger with a single use of the syringe can render the syringe design difficult to reuse. However, such devices are prone to malfunction and are costly to manufacture due to the complexity of the mechanics required to retract the needle.

     Self-Destruct Needles, which permit the needle to be collapsed or deformed into a shape which cannot result in a needle-stick injury. Although self-destruct needle devices are mechanically simpler than retracting needle devices, less prone to malfunction and less costly to manufacture, such devices are effective only if the operator triggers the self-destruct feature.

     Extendible Barrel Sleeves, which enclose the barrel of the syringe in a second cylinder which the operator extends before and after use to cover the tip of the needle. The extendible barrel sleeves often lock in their extended position after use. In virtually all designs, the operator of the syringe must manually extend the barrel sleeve after use. The sleeve does not prevent multiple use of the syringe before the operator encloses the barrel. However, extendible barrel sleeves are more cost-effective than the other alternatives and can be combined with a device that makes the syringe difficult to reuse. Becton Dickinson and Sherwood distribute traditional (1cc and 3cc) syringes with extendible barrel sleeves called safety syringes at a wholesale price of $0.18 to $0.21.

Difficult to Reuse Syringes

     To the Company's knowledge, only Bader and Becton-Dickinson distribute commercially, a line of difficult to reuse syringes, none of which allow for aspiration. Both companies developed their syringes for WHO and UNICEF immunization programs.

     Relative to the Bader and Becton-Dickinson syringes, the Company believes that its 1cc locking clip syringes are more effective and that they are competitively priced. Unlike its competitors, the Company markets a locking clip syringe with a 1cc barrel, which is ideal for dispensing .05cc to .95cc dosages of medicine (e.g., allergy, immunization and insulin medicines). It is more difficult to deliver .05cc to .95cc dosages accurately with a syringe barrel that is greater than 1cc. Also unlike its competitors, the Company offers an aspirating syringe that healthcare workers can lock. Healthcare workers need aspirating syringes to mix medications in the syringe barrel and inject medications intravenously. Furthermore, the Company believes that aspirating syringes are preferred by diabetes patients and needle-exchange programs.

 Bader

     The Bader DestroJect syringe is a non-aspirating syringe developed for use with WHO's and UNICEF's Expanded Programme on Immunization ("EPI") manufactured since 1992 by Bader, a German machine tool manufacturer. The DestroJect syringe, available in a 1.5 cc size, delivers a
 .5cc dose, which is the dosage for many immunizations. To deliver a dosage other than .5cc, the Company believes that Bader would have to modify components of the DestroJect syringe. Bader can supply DestroJect syringes in a special dispensing carton which doubles as the disposal box for used syringes. The disposal box is designed to incinerate the used syringes reducing them to ash and an inert block of plastic and metal residue.

 Becton-Dickinson

     The Becton-Dickinson SOLOSHOT syringe is a non-aspirating syringe specifically designed for the EPI. Becton-Dickinson can package the SOLOSHOT syringes in an incineration box similar to that used by Bader. The SOLOSHOT syringe, available in a 3cc size, delivers a .5cc dose, which is the dosage for many immunizations. To deliver a dosage other than .5cc, the Company believes that Becton-Dickinson would have to modify components of the SOLOSHOT syringe.

 UNIVEC

     The Company has developed a 1cc locking clip syringe for aspirating and non-aspirating applications, which is ideally suited for dispensing accurate dosages of allergy, immunization and insulin medicines. The Company's 1cc locking clip syringe can deliver dosages of up to .95cc. With the aspirating syringe, the UNIVEC locking clip does not limit the user's ability to withdraw and depress ("to aspirate") the plunger until the user locks the syringe voluntarily. With the non-aspirating syringe, the UNIVEC locking clip limits the user's ability to aspirate the plunger and locks the syringe passively.

     When the non-aspirating syringes are assembled, the syringe clip is placed on the ratcheted plunger in the position needed to limit dosage as desired. When the operator depresses the plunger, the clip travels down the barrel by an equal distance. Withdrawal of the plunger by any amount embeds the prongs into the barrel and the user cannot retract the plunger.

     The Company's 1cc, non-aspirating, syringe was developed for the needs of immunization programs of EPI. Using existing components, the Company can limit its non-aspirating syringe to any dosage between .05cc and .95cc; however, the Company will have to modify its existing assembly machine to produce syringes with a nominal dosage less than .95cc. Recently, the EPI has prioritized its program for immunizing children under one for tuberculosis ("TB"). In 1997 for TB immunization, the EPI expects to vaccinate 100 million children and to buy 100 million 1cc tuberculin syringes. The dosage for a TB vaccination is .05cc. After the Company modifies its assembly machine, it will be able to produce a syringe limited to a nominal dosage amount of .05cc. Without modifications to components, the difficult to reuse syringes of Bader and Becton-Dickinson can only deliver a dosage of .5cc. For the EPI, the Company plans to distribute its locking clip syringes in incinerating cartons similar to those distributed by Bader and Becton-Dickinson.

     The Company's 1cc aspirating syringe works similarly to the non-aspirating model, except that the clip prongs do not engage the barrel until the operator withdraws the plunger completely. Once the operator does so, the clip catches a single ratchet and travels down the barrel as the plunger is depressed and the operator cannot withdraw the plunger.

     The Company's 1cc aspirating syringe was developed for healthcare workers, who need to mix medications in the syringe barrel and inject medicines intravenously. Furthermore, the Company believes that aspirating syringes are preferred by diabetes patients and needle-exchange programs. The Company does not know of any other Company that offers an aspirating syringe that can be locked.

     The Company intends to develop a 3cc syringe with a luer (needleless) tip for use in hospitals and health clinics in 1997. In general, hospitals and health clinics use more 3cc syringes than 1cc syringes. Hospitals and clinics will have the choice of an aspirating or non-aspirating plunger and a choice of a syringe barrel with or without an extendible needle sheath. It is anticipated that production of the Company's 3cc non-aspirating syringe will commence by 1998. See "Risk Factors -- Ability to Develop 3cc Syringe."

Sales, Marketing and Distribution

     The Company's initial marketing efforts will be directed primarily to UNICEF, WHO and public hospitals and health facilities in New York. The Company also intends to market its locking clip syringes to (i) governments of developing countries, (ii) private hospitals and health facilities in New York, New Jersey and Connecticut, and (iii) retail distributors in the United States. The Company also plans to license its patents and proprietary manufacturing processes relating to its locking clip and other syringe designs to established medical device manufacturers. To stimulate demand for its safety syringes, the Company plans to initiate promotional and educational campaigns directed at (i) public health officers and other government officials responsible for public health policies, (ii) doctors and administrators of healthcare facilities responsible for treatment of HIV-AIDS patients, and (iii) liability insurance companies. The Company plans to enter into arrangements with independent sales agents and distributors in targeted markets and to hire a marketing director after the Closing.

Production

     The Company's syringes will be assembled primarily by Harmac, one of the largest independent, privately-owned contract manufacturers of medical products in the United States, at its production facility in Buffalo, New York. The Company has entered into a manufacturing agreement with Harmac for the assembly of syringes, using assembly and packaging equipment supplied by the Company. The manufacturing agreement may be terminated by Harmac or the Company upon 90 days' prior written notice at the end of any calendar year. Sherwood will supply most of the components for the syringes assembled by Harmac. See "Business -- Suppliers." The Company has commenced production of clip-plunger subassemblies at Harmac's facilities, which it exports to INSERPOR for final assembly of its syringes. The Company expects that Harmac will commence complete assembly of its syringes before the end of June 1997. The Company's assembly equipment currently can operate at approximately 45% of its rated capacity. The Company expects production of its syringes at Harmac will be at or close to 100% of its rated capacity before the end of 1997. See "Risk Factors -- Dependence on Certain Assemblers" and "Risk Factors -- Interruptions to Production."

     The Company also has entered into a letter of understanding with INSERPOR, a Portuguese syringe manufacturer, for the assembly by INSERPOR of non-aspirating syringes for orders, if any, received from relief agencies such as WHO, using syringe components supplied by INSERPOR. In addition, INSERPOR will manufacture the Company's proprietary plunger for its aspirating and non-aspirating syringes. INSERPOR commenced production of the Company's syringes in January 1997. The Company has sold approximately 1,777,000 locking clip syringes produced by INSERPOR, including over 900,000 to WHO. See "Risk Factors -- Dependence on Certain Assemblers."

     Initially, the Company will produce only 1cc locking clip syringes in aspirating and non-aspirating models. The Company's syringes consist of a standard needle, barrel, rubber stopper, a ratcheted plunger designed by the Company, and a pronged stainless steel locking clip designed by the Company. The Company has obtained a patent on its stainless steel locking clip, and has been granted a patent for the design of a plunger which, when combined with the locking clip, results in a narrow barrelled difficult to reuse, locking syringe. The locking clip and plunger can be assembled, with minor modifications, into barrels manufactured by Becton-Dickinson, Sherwood, Terumo and other syringe manufacturers. The plunger is made from plastic materials which are readily available from numerous sources and is currently manufactured by Sherwood and INSERPOR. The locking clip is made of stainless steel and cut and formed for the Company by Harmac. The Company owns or otherwise controls all production tooling used by suppliers of these components.

     Capacity can be expanded by purchasing new production systems. The Company plans to use a portion of the net proceeds of the Offering to acquire production equipment for an additional production line to be placed at Harmac and a clip attachment line to be placed at INSERPOR.

Suppliers

     The Company has entered into a supply agreement with Sherwood (the "Sherwood Supply Agreement"), pursuant to which Sherwood has agreed to supply the Company with at least 50 million syringe component sets per year (or 4,166,667 per month), each set consisting of a syringe barrel, with or without a permanently pre-attached needle and sheath or separate hooded needle, and a plunger tip and up to 8,333,333 non-aspirating syringe plungers per month, against receipt of purchase orders from the Company at specified prices, subject to revision for cost increases (not to exceed 5% during any twelve month period). In addition, in order for Sherwood to commit to the minimum supply requirements under the Sherwood Supply Agreement, the Company has agreed to pay Sherwood 14.925% of the cumulative invoiced amount of components in excess of $3,350,000 up to a maximum invoiced amount of $6,700,000 (or a maximum of $500,000) and Joel Schoenfeld, Dr. Alan H. Gold, David Shonfeld and John Frank agreed, jointly and severally, to pay Sherwood up to $1,000,000 (less $0.14925 for each dollar paid to Sherwood under the Sherwood Supply Agreement) in the event the Company fails to pay a cumulative invoiced amount of $6,700,000 over the first three years of the Sherwood Supply Agreement. The Sherwood Supply Agreement is for a term of five years, but may be extended under certain circumstances if prior thereto Sherwood enters into a license agreement to manufacture and sell the Company's locking clip syringe. In connection with the Sherwood Supply Agreement, Sherwood sold all of its right, title and interest in and to the production mold for the plunger, including the mold inserts and insert base (together, the "Plunger Mold") to the Company in consideration for an option to enter into a non-exclusive license to manufacturer and sell the Company's locking clip syringes in the United States (the "License Agreement"). The Company also entered into a lease agreement with Sherwood pursuant to which it leased back the Plunger Mold to Sherwood (the "Equipment Lease") for a period of six years for use in the manufacture and production of the plungers as part of the assembly of non-aspirating syringes using the Company's proprietary design specifications. Sherwood is required to make aggregate rental payments of $1,946,016 in 36 equal consecutive monthly installments of $54,056, over the first three years of the term of the Equipment Lease. In July 1996, the Company sold the Plunger Mold, subject to the Equipment Lease, together with the Company's right to the payments under the Equipment Lease, to a financial institution for net cash consideration of $1,600,000 ($1,837,904 less expenses of approximately $238,000). In connection with such sale, the financial institution agreed to sell the Plunger Mold back to the Company for a nominal amount upon expiration of the term of the Equipment Lease.

     Sherwood has the right to exercise its option to enter into the License Agreement at any time prior to November 30, 1999. Upon exercise of the option, Sherwood is required to pay the Company a royalty advance of $100,000, against which royalty payments may be offset. Under the License Agreement, Sherwood is required to pay the Company a royalty equal to 5% of net sales. The License Agreement may be terminated by Sherwood upon 30 days prior written notice. If on or before February 1, 1998, the Company receives a bona fide written offer from an unrelated third party to exclusively license the Company's patent rights for its locking clip syringe, Sherwood, within 30 days notice of such offer, has the right to exercise its option to enter into the License Agreement or to enter into an exclusive license on the same terms and conditions set forth in the third party offer. In the event of a third party offer, the Company has the right to buy-out the option rights granted Sherwood for $100,000.

Competition

     The Company's principal competition is from traditional disposable syringes. Becton-Dickinson, Sherwood and Terumo control approximately 74%, 19% and 5%, respectively, or a total of approximately 98%, of the worldwide syringe market, and are substantially larger, more established and have significantly greater financial, sales and marketing, distribution, engineering, research and development and other resources than the Company. To the Company's knowledge, only Becton-Dickinson and Bader, a German machine tool manufacturer, distribute commercially a line of difficult to reuse syringes, none of which allow for aspiration. The Bader DestroJect syringe and the Becton-Dickinson SOLOSHOT syringe were developed specifically for WHO-UNICEF-EPI immunization programs. The Bader DestroJect syringe and the Becton-Dickinson SOLOSHOT syringe were designed to dispense a dosage of .5cc only, whereas the UNIVEC 1cc locking clip syringe was designed to dispense dosages from .05cc to .95cc. The Company believes that UNIVEC syringes are more effective than competitive difficult to reuse syringes and that they are competitively priced. There can be no assurance that the major syringe manufacturers or others will not commence production of 1cc difficult to reuse syringes, or locking syringes which aspirate, or that the Company will be able to successfully compete in this market.

Patents and Proprietary Rights

     The Company's policy is to seek patent protection for all developments, inventions and improvements that are patentable and which have potential value to the business of the Company and to protect as trade secrets other confidential and proprietary information.

     In 1995, the Company was granted a United States patent for a locking clip device not biased against the plunger. The patent is broad enough to include several applications of the design covering the first series of products to be marketed by the Company. The Company also has filed a United States patent application for a plunger design which, in conjunction with its patented locking clip, results in a narrow barrel difficult to reuse syringe that allows for aspiration during use. In addition, the Company has licensed the rights to two other locking device patents. The Company licensed these patents to develop a 3cc locking syringe. The Company is obligated to make certain minimum annual royalty payments in respect of the licensed rights to these two locking device patents and, to the extent the Company's products utilize the claims and designs of the licensed patents, to pay royalties to the owner of the licensed patents ranging from 2% to 6% of net sales (or in the case of products produced under sublicenses granted to third parties, 10% to 40% of royalties received from those parties).

     The Company also has filed patent applications for its locking clip and aspirating plunger in certain foreign countries participating in the Patent Cooperation Treaty (Canada, Brazil, Mexico, certain European countries, Japan, South Korea, China, Russia and Australia). However, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures that differ from those in the United States, and accordingly, patent protection in such countries may be different from patent protection provided by United States laws. Strategically, the Company seeks manufacturing processes and agreements that will enable it to have reliable quality and the lowest production costs. By protecting its manufacturing processes, which enable the quality and cost competitiveness of its products, the Company believes that it can defend market share regardless of foreign patent protections, which are often unenforceable or non-existent in many world markets (e.g., China and India). See "Risk Factors -- Uncertainty Regards Patents and Proprietary Technology; Risk of Future Litigation."

     The Company has patents and licenses suitable for a 3cc syringe. All of these inventions have U.S. patent protection, but most of these inventions lack foreign patent protection. However, the Company has filed for patent protection in certain European countries for one of its licenses, which is the basis for the 3cc non-aspirating syringe that the Company plans to develop. For the aspirating model, the choice of design will depend upon certain factors, including patent protection, manufacturing costs, ability to control quality and product features. It is anticipated that production of the Company's 3cc non-aspirating syringe will commence by 1998. See "Risk Factors -- Uncertainty Regarding Patents and Proprietary Technology; Risk of Future Litigation."

     The future success of the Company may depend upon the strength of its patents. The Company believes that the scope of its patents and licenses is sufficient to prevent competitors from introducing devices of similar design to its current products and that its patents are valid and enforceable. However, there can be no assurance that the Company's patents will not be challenged, invalidated or circumvented in the future or that the rights granted thereunder will provide a competitive advantage.

     The Company is not aware of any patent infringement claims against the Company or of any infringement of the Company's patents. Litigation to enforce patents issued to the Company, to protect proprietary information owned or licensed by the Company, or to defend the Company against claimed infringement of the rights of others, could be costly and could divert the resources of the Company from other planned activities. There can be no assurance that the Company would be successful in any such litigation.

     The Company protects its proprietary information and trade secrets, including all aspects of its syringe assembly system, through confidentiality agreements with its employees and suppliers.

     The Company has registered trademarks UNIVEC(R), and Rx Ultra(R), and the symbol representing no second use, (i.e., the number 2 crossed out inside of a circle), with the United States Patent and Trademark Office. See "Risk Factors -- Uncertainty Regarding Patents and Protection of Proprietary Technology."

Government Regulation

     The manufacture and distribution of medical devices are subject to extensive regulation by the FDA and, in some instances, by foreign and state governments. Pursuant to the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder (collectively, the "FDC Act"), the FDA regulates the clinical testing, manufacture, labeling, sale, distribution and promotion of medical devices. Before a new device can be introduced into the market, a manufacturer must obtain FDA permission to market through either the 510(k) pre-market notification process or the costlier, lengthier and less certain pre-market approval ("PMA") application process. The FDA has granted the Company 510(k) clearance to market its 1cc locking clip syringe, which has been classified as a Class II device under the FDC Act, and accordingly, the Company may market and sell its 1cc locking clip syringe in the United States, subject to compliance with other applicable FDA regulatory requirements. As a Class II device, performance standards may be developed for the 1cc locking clip syringe which the product would then be required to meet. Failure to meet those standards would require the Company to discontinue the marketing of the product. Furthermore, manufacturers of medical devices are subject to recordkeeping requirements and required to report adverse experiences relating to the use of the device. Device manufacturers are also required to register their establishments and list their devices with the FDA and with certain state agencies and are subject to periodic inspections by the FDA and certain state agencies.

     Medical devices are subject to strict federal regulations regarding the quality of manufacturing ("Good Manufacturing Practices" or "GMP"). GMP regulations impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The FDA conducts periodic audits and surveillance of the manufacturing, sterilizing and packaging facilities of medical device manufacturers to determine compliance with GMP requirements. The failure of a medical device manufacturer to be able to show in the audit or post-market surveillance that it has adequately complied with GMP requirements can result in penalties or enforcement proceedings being imposed on the manufacturer. These procedures may include a product recall of a product or a "cease distribution" order which would require the manufacturer to direct its distributors and sales agents to stop selling products, as well as other enforcement sanctions. Harmac's manufacturing facilities have been certified as satisfying GMP requirements. Harmac's facilities will be subject to extensive audits in the future, pursuant to standard FDA procedure. No assurance can be given that when Harmac is audited that it will be found to be in compliance with GMP requirements, or that if it is not found in compliance, what penalties, enforcement procedures or compliance effort will be levied on or required of Harmac and/or the Company. Recently adopted GMP requirements, including those pertaining to design control, are likely to increase the cost of GMP compliance. Noncompliance with applicable requirements, including GMP requirements, can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing approvals, and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.

     The introduction of the Company's products in foreign markets will also subject the Company to foreign regulatory clearances which may impose additional substantive costs and burdens. The Company's products are required to satisfy international manufacturing standards for sale in certain foreign countries. Harmac expects to achieve ISO 9001 certification by the end of the second quarter of 1997. However, until Harmac obtains ISO 9001 certification, the Company will have difficulty selling to some export accounts, particularly in Europe. INSERPOR expects to obtain ISO 9002 in 1997. International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. Many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements.

     The approval by the FDA and foreign government authorities is unpredictable and uncertain, and no assurance can be given that the necessary approvals or clearances for the Company's products will be granted on a timely basis or at all. Delays in receipt of, or a failure to receive, such approvals or clearances, or the loss of any previously received approvals or clearances, could have a materially adverse effect on the business, financial condition and results of operations of the Company. Furthermore, approvals that have been or may be granted are subject to continual review, and later discovery of previously unknown problems may result in prod-uct labeling restrictions or withdrawal of the product from the market. Moreover, changes in existing requirements or adoption of new requirements or policies could adversely affect the ability of the Company to comply with regulatory requirements. There can be no assurance that the Company will not be required to incur significant costs to comply with applicable laws and regulations in the future. Failure to comply with applicable laws or regulatory requirements could have a materially adverse effect on the Company's business, financial position and results of operations.

Facilities

     The Company occupies its executive offices in Garden City, New York (comprised of approximately 1,200 square feet of space) pursuant to a lease which expires in December 1998; however, the Company may extend the term of the lease for an additional two years. Rental expense for the space is $28,704 per annum, subject to an increase of 4% per annum in each subsequent year. Dr. Alan
H. Gold, the President, a Director and principal stockholder of the Company, is the president and a stockholder of the owner of the premises, the Long Island Plastic Surgical Group.

     The Company is seeking approximately 25,000 square feet of warehouse space, and intends to use a portion of the net proceeds of the Offering for furniture, fixtures and equipment for a warehouse facility.

Employees

     As of April 1, 1997, the Company employed five persons, including one in sales and marketing, one in research and development, one in regulatory affairs and quality assurance and two in financial administration. The Company also has engaged the services of several independent contractors. None of the Company's employees is covered by a collective bargaining agreement.

     The Company intends to hire a full-time marketing director upon completion of the Offering and to staff its warehouse facility with four people.

Litigation

     The Company is not involved in any legal proceedings.

                                  MANAGEMENT

Directors, Executive Officers and Key Employees

     The directors, executive officers and key employees of the Company are as follows:

Name                      Age                             Position
----                     ----                             --------
Joel Schoenfeld           52              Chairman of the Board; Chief Executive
                                          Officer; and a Director

Alan H. Gold*             50              President and a Director

David Shonfeld            41              Director of Research and Development
                                          and a Director

David Chabut              38              Chief Financial Officer

Flora Schoenfeld          51              Treasurer and Secretary

John Frank*               57              Director

Richard Lerner*           52              Director

------------
* Member of Audit Committee

     Joel Schoenfeld, the founder of the Company, has been Chairman of the Board and Chief Executive Officer of the Company since its inception in August 1992. Mr. Schoenfeld was the founder and President of J&B Schoenfeld, a global trading company whose main focus was on the import, export and processing of pelts and hides, specializing in trade with the USSR and Europe.

     In 1988, Mr. Schoenfeld formed the American-Russian International Trading Company ("AMRU"), which advised on trade agreements between the USSR and United States. AMRU's broad base of interest and expertise enabled it to take on such diverse projects as a joint venture with the Soviet government and military known as AMRU-STAR, the representation of the Soviet Space Agency to Washington, D.C., the introduction of western advertising to the USSR in conjunction with another American company, Transportation Displays, Inc. ("TDI"), and the construction of a studio producing children's films for international distribution.

     As a result of the political changes in the former USSR, Mr. Schoenfeld sought to further his business strategies. In 1990, he founded Joel Schoenfeld & Associates in Garden City, New York. With affiliate offices in Moscow, San Jose, London, and Boston, the company's purpose was to originate, structure, capitalize, negotiate and advise on the implementation of import and export trade transactions, projects and programs.

     Mr. Schoenfeld has been a commercial attache and a consultant to a number of foreign and multinational governments. Currently, Mr. Schoenfeld is an advisor to United Nations Development Programs ("UNDP"). Previously, he served as:

    o Senior Advisor to the Costa Rican Ambassador to the United Nations

    o Senior Advisor and Coordinator, Chief of Staff to the Chairman of the Committee of States Parties to the International Covenant on Civil and Political Rights to the United Nations

    o Senior Economic and Trade Advisor to the United Nations Commission on Transnational Corporations

     Mr. Schoenfeld is the husband of Flora Schoenfeld.

     Alan H. Gold, M.D., has been President of the Company since July 1996 and a Director of the Company since inception in August 1992. Dr. Gold has been a plastic surgeon since 1972, and is president of the Long Island Plastic Surgical Group. He is a vice president and board member of Day-Op Center of Long Island, a privately-owned surgery center in New York. Dr. Gold is a medical advisor to the UNDP.

     David Shonfeld has been Director of Research and Development of the Company since its inception in August 1992. From December 1988 to February 1992, he was Vice President of Research and Development of Shyder, Inc. (a designer of air purification systems). In 1986 and 1987, he was a participant in a "think-tank" for Israel Aircraft Industries, developing a new security system for Israel's borders. From 1983 to 1986, he super-vised a project involving "high-speed fiber optic communications" for IBM France. From 1980 to 1983, he continued his university studies at Israel's Technion Institute, majoring in physics and specializing in electronics and electro-optics. From 1977 to 1980, he worked as a manager of automation, robotics and production systems for Aloni Tiles, an international manufacturing concern.

     David Chabut has been the Chief Financial Officer of the Company since October 1995. From January 1994 to September 1995 and from April 1992 to January 1993, Mr. Chabut was a self-employed financial consultant. From February 1993 to December 1993, he was chief operating officer for MediMax, Inc. (which invested in accounts receivable financing of health care providers), where he directed marketing, treasury and administration. From August 1982 to March 1992, Mr. Chabut was a senior consultant for Coopers & Lybrand in Chicago and New York where he advised several companies about improving or starting operations. Mr. Chabut is a CPA and earned an MBA from the University of Michigan.

     Flora Schoenfeld has been Treasurer and Secretary of the Company since its inception in August 1992. Since March 1992, she also has been Treasurer and Secretary of Joel Schoenfeld & Associates. From 1980 to 1992, she was Treasurer and Secretary of J & B Schoenfeld, Inc. Flora Schoenfeld is the wife of Joel Schoenfeld.

     John Frank has been a consultant to the Company in the areas of corporate development and strategic planning since its inception in August 1992. Mr. Frank has been Chief Information Officer of The Hartford Steam Boiler Inspection and Insurance Co. since August 1996. From October 1994 to August 1996, he was Special Projects Manager for Electronic Data Systems Corporation. From August 1993 to September 1994, he was the chief auditor of Travelers Insurance Companies. From September 1991 to July 1993, he was a principal of Lipera Frank Inc., of which he was a co-founder. From January 1982 to September 1991, Mr. Frank was a partner of Coopers & Lybrand, where he managed strategic planning and financial management engagements for Fortune 500 clients. Mr. Frank is a CPA and earned an MBA from Harvard University.

     Richard Lerner has been a Director of the Company since inception in August 1992. He is President of Lerner, Gordon & Hirsch, P.C., a law firm.

     All directors hold office until the annual meeting of stockholders of the Company following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at its discretion.

     Directors do not receive any cash compensation from the Company for service as members of the Board of Directors; however, the Company reserves the right to adopt a policy providing for compensation of independent directors.

Summary Compensation Table

     The following table sets forth the compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each other executive officer of the Company whose salary and bonus for the years ended December 31, 1995 and 1996 exceeded $100,000.

                                                     Annual Compensation             Long-Term Compensation
                                               --------------------------------   -------------------------------
                                                                Other Annual
  Name and Principal Position         Year        Salary        Compensation      Securities Underlying Options
----------------------------------   -------   --------------   ---------------   -------------------------------
Joel Schoenfeld, Chairman of the
 Board and Chief Executive
 Officer  ........................    1996      $192,000(1)                --                       --
David Chabut, Chief Financial
 Officer  ........................    1996      $104,051(2)         $  15,949(3)                20,513(4)

------------


(1) The Company accrues compensation expense for Joel Schoenfeld at a rate of $192,000 per annum, plus benefits, which include a car allowance (approximately $8,500) and life/disability/health insurance (approximately $7,500).

(2) Includes health insurance benefits.

(3) Represents the amount to be reimbursed to Mr. Chabut for taxes incurred in connection with his exercise of certain stock options described in footnote
    (4) below.

(4) Represents options granted to Mr. Chabut at $3.50 per share, exercisable until March 31, 1999. Mr. Chabut has exercised options to purchase 16,143 shares and has advised the Company that he intends to exercise options to purchase an additional 4,370 shares concurrently with the Closing. See "Management -- Stock Options" and "Certain Transactions."

Employment Agreements

     The Company has entered into an employment agreement with Joel Schoenfeld pursuant to which he serves as Chairman of the Board and Chief Executive Officer of the Company at a salary of $192,000 per annum. The agreement provides Mr. Schoenfeld with life, disability and health insurance benefits. The Company also has agreed to reimburse Mr. Schoenfeld for automobile lease payments under his existing vehicle lease, or alternatively, to provide him with an automobile allowance of $10,800 per annum, and at the expiration of the vehicle lease, to pay him the fair market value of the vehicle if he elects to exercise the option to purchase the vehicle pursuant to the lease. The employment agreement expires on March 28, 2000.

     The Company has entered into an employment agreement with David Chabut pursuant to which he serves as Chief Financial Officer of the Company at a salary of $120,000 per annum (including health insurance benefits). The agreement expires on September 30, 1997.

     David Shonfeld is employed as Director of Research and Development of the Company pursuant to an employment agreement which expires on July 30, 1997. The agreement may be terminated by the Company or Mr. Shonfeld upon not less than 30 days prior written notice at any time after December 31, 1996. Under the agreement, Mr. Shonfeld is compensated at the rate of $50 per hour for research and development performed on a project basis.

     The employment agreements with Messrs. Schoenfeld, Chabut and Shonfeld contain non-competition covenants that prohibit each of them, directly or indirectly, from engaging in a competitive business (as defined) for a period of twelve months following the termination of employment. The foregoing restriction does not apply to Mr. Schoenfeld if the Company does not offer to extend or renew his employment following the expiration of his employment agreement on terms not less favorable to him than those set forth in his employment agreement.

Stock Options

     The following table contains information concerning the grant of stock options to Joel Schoenfeld and David Chabut (the "Named Executive Officers") during the fiscal year ended December 31, 1996.

                           Number of Shares       Percent of Total Options
                          Underlying Options      Granted to Employees in       Exercise Price
        Name                   Granted                  Fiscal Year               Per Share         Expiration Date
-----------------------   ---------------------   ---------------------------   -----------------   -----------------
Joel Schoenfeld  ......                 0                        --                       --        --
David Chabut  .........            20,513                       100%                   $3.50        March 31, 1999

     The following table summarizes for each of the Named Executive Officers the total number of unexercised options, if any, held at December 31, 1996, and the aggregate dollar value of in-the-money, unexercised options, held at December 31, 1996. The value of the unexercised, in-the-money options at December 31, 1996, is the difference between their exercise or base price and the value of the underlying Common Stock on December 31, 1996, at an assumed price of $3.50 per share.

               Aggregated Option Exercises -- January 1, 1996 --
             December 31, 1996 and December 31, 1996 Option Values

                                                                                            Value of Unexercised
                          Shares Acquired Upon             Number of Securities                 In-The-Money
                        Exercise of Options during       Underlying Unexercised                  Options at
                               Fiscal 1996            Options at December 31, 1996            December 31, 1996
                       ----------------------------  --------------------------------  -------------------------------
        Name           Number      Value Realized    Exercisable      Unexercisable     Exercisable     Unexercisable
---------------------  ---------  -----------------  --------------  ----------------  --------------  ---------------
Joel Schoenfeld   ...        --          --                   --           --               --               --
David Chabut   ......    16,143*         --                4,370           --               --               --

------------
* The Company will reimburse Mr. Chabut for $15,949 in taxes incurred by him in connection with the exercise of these options.

Stock Option Plan

     The Board of Directors has adopted, and the Company's stockholders have approved, the 1996 Stock Option Plan (the "Plan"). The Plan is to be administered by the Board of Directors or a committee thereof. Pursuant to the Plan, options to purchase 4,709,219 shares of Common Stock may be granted to directors, employees (including officers) and consultants to the Company (collectively, "Plan participants").

     The Plan authorizes the issuance of incentive stock options ("ISOs"), as defined in Section 422A of the Internal Revenue Code of 1986, as amended, and non-qualified stock options ("NQSOs", and together with ISOs, "Options"). Consultants and directors who are not also employees of the Company are eligible for grants of only NQSOs. The exercise price of each ISO may not be less than 100% of the fair market value of the Common Stock at the time of grant, except that in the case of a grant to an employee who owns 10% or more of the outstanding stock of the Company or a subsidiary or parent of the Company (a "10% Stockholder"), the exercise price may not be less than 110% of the fair market value on the date of grant. The aggregate fair market value of the shares covered by ISOs granted under the Plan that become exercisable by a Plan participant for the first time in any calendar year is subject to a $100,000 limitation. The exercise price of each NQSO is determined by the Board, or committee thereof, in its discretion; provided that the exercise price of an NQSO granted a 10% Stockholder may not be less than 110% of the fair market value on the date of grant.

     Options to purchase 3,710,513 shares of Common Stock have been granted pursuant to the Plan, including Time Accelerated Restricted Stock Options to purchase 3,690,000 shares of Common Stock granted to officers and directors of the Company at an exercise price of $3.50 per share. Time Accelerated Restricted Stock Options are exercisable commencing upon the earliest of (i) April 12, 2006, (ii) April 24, 2000, if the Company has at least $30,000,000 in gross revenues and net income of at least $2,000,000 for the fiscal year ended December 31, 1999, (iii) April 24, 2001, if the Company has at least $45,000,000 in gross revenues and net income of at least $3,000,000 for the fiscal year ended December 31, 2000, (iv) April 24, 2002, if the Company has at least

$60,000,000 in gross revenues and net income of $4,000,000 for the fiscal year ended December 31, 2001, or (v) immediately upon the occurrence of a "change in control" (as defined) of the Company. In no event may a Time Accelerated Restricted Stock Option be exercised after the tenth anniversary of the date of grant. Time Accelerated Restricted Stock Options to purchase 2,130,000 shares and 120,000 shares have been granted to Joel Schoenfeld and David Chabut, respectively. ISOs to purchase an additional 20,513 shares also have been granted to Mr. Chabut under the Plan. Mr. Chabut has exercised options to purchase 16,143 shares and intends to exercise options to purchase an additional 4,370 shares concurrently with the Closing. See "Management -- Stock Options" and "Certain Transactions."

     Subject to the provisions of the Plan, the Board, or committee thereof, has the authority to determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the type of option, the exercise period, the restrictions, if any, on the exercise of the option, the terms for the payment of the exercise price and other terms and conditions. Payments by holders of options upon exercise of any option may be made (as determined by the Board or a committee thereof) in cash, by delivery of shares of Common Stock or such other form of payment as may be permitted under the Plan.

Indemnification of Officers and Directors and Limitation on Directors' Liability

     The Company's Restated Certificate of Incorporation provides for indemnification of directors and officers in conformity with Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), which authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company's Restated Certificate of Incorporation also contains a provision eliminating the personal liability of a director to the Company or its stockholders for damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as the same exists or may thereafter be amended.

                             CERTAIN TRANSACTIONS

     From its inception in August 1992, the Company's operations have been funded through advances from Joel Schoenfeld, Flora Schoenfeld and two companies affiliated with Mr. Schoenfeld (collectively, the "Schoenfeld Parties"), and certain other stockholders of the Company. As of December 30, 1996, the amount due to these stockholders and affiliates with respect to the repayment of these advances (including accrued interest) was as follows: the Schoenfeld Parties -- $1,160,877; Dr. Alan H. Gold -- $115,665; and John Frank -- $118,390. The
Company issued its demand promissory notes evidencing its obligation to repay the foregoing advances, together with accrued interest on the outstanding principal amount thereof at 8% per annum. On December 30, 1996 and January 24, 1997, the Schoenfeld Parties and Dr. Alan H. Gold exchanged for cancellation their notes for an aggregate of 1,160 shares and 115 shares, respectively, of the Company's Series A Preferred Stock. See "Description of Securities -- Series A Preferred Stock." Concurrently with the Closing, the Company will issue approximately 34,397 shares of Common Stock to Mr. Frank, a director of the Company, in exchange for the cancellation of the amount payable to him ($120,390 as of March 31, 1997). In addition, as of December 31, 1996, the Company had accrued compensation payable to the Schoenfeld Parties in the amount of $644,391, including management fees of $382,191 for periods prior to June 30, 1994. Since June 30, 1994, the Company has recorded a salary expense for Mr. Schoenfeld in lieu of management fees due to affiliates of Mr. Schoenfeld. See "Management -- Summary Compensation Table." On March 12, 1997, the Company issued 644 shares of Series A Preferred Stock to Mr. Schoenfeld in exchange for the cancellation of the amount payable to him for unpaid compensation.

     In connection with the formation of the Company, and in consideration for the dilution resulting to Joel Schoenfeld and Flora Schoenfeld (the then owner of all of the Company's outstanding shares) from the issuance by the Company of 333,333 shares and 205,128 shares to Dr. Alan H. Gold and David Shonfeld, respectively, each of Dr. Gold and David Shonfeld delivered to Flora Schoenfeld his promissory note in the amount of $750,000, the payment of which each of them agreed to secure by a pledge of his shares. The promissory notes were subsequently transferred to Joel Schoenfeld, the husband of Flora Schoenfeld, who is the Chief Executive Officer and Chairman of the Board of the Company. The promissory notes are non-interest bearing and payable on demand.

     In connection with the Sherwood Supply Agreement, Joel Schoenfeld, Dr. Alan
H. Gold, David Shonfeld and John Frank agreed, jointly and severally, to pay Sherwood up to $1,000,000 (less $0.14925 for each dollar paid to Sherwood under the Sherwood Supply Agreement) in the event the Company fails to pay a cumulative invoiced amount of $6,700,000 over the first three years of the Sherwood Supply Agreement. See "Business -- Suppliers."

     On October 10, 1996, UNIVEC-NY, the then owner of all of the outstanding capital stock of the Company, was merged with and into the Company, solely for the purpose of effecting a change in its state of incorporation from New York to Delaware. In the merger, shareholders of UNIVEC-NY received 10,256.3954 shares of Common Stock for each share of UNIVEC-NY common stock owned, with the total number of shares issuable to each shareholder rounded up to the nearest whole share.

     The Company occupies its executive offices, consisting of approximately 1,200 square feet of space, pursuant to a lease which expires in December 1998; however, the Company has the right to extend the term of the lease for an additional two years. Rental expense for the space is $28,704 per annum, subject to an increase of 4% per annum in each subsequent year. Dr. Alan H. Gold, the President, a Director and principal stockholder of the Company, is the president and a stockholder of the owner of the premises, the Long Island Plastic Surgical Group.

     In December 1996, David Chabut, the Chief Financial Officer of the Company, exercised options to purchase 16,143 shares of Common Stock, having an exercise price of $3.50 per share, the exercise price of which was paid for by the cancellation of amounts payable to him for accrued, but unpaid compensation ($44,000) and certain advances ($12,500). Mr. Chabut has advised the Company that he intends to exercise options to purchase an additional 4,370 shares of Common Stock (at $3.50 per share) concurrently with the Closing, and to pay the exercise price of these options by cancellation of amounts payable to him for accrued but unpaid compensation ($15,295). The Company has agreed to pay the remaining amount due to Mr. Chabut ($15,949) for federal and state withholding and payroll taxes incurred by him in connection with the exercise of such options. See "Management -- Stock Options."

     All future transactions between the Company and its directors, officers and owners of more than five percent of the Company's voting securities will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested directors of the Company.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Common Stock immediately prior to and after the Offering by (i) each stockholder known by the Company to be a beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the Company and each executive officer of the Company listed in the Summary Compensation Table under the caption "Management -- Summary Compensation Table" and (iii) all directors and officers as a group.

                                                                                       Percentage of Common
                                                                                         Stock Benefically
                                                    Amount and                                 Owned
                                               Nature of Beneficial         -------------------------------------------
                  Name                             Ownership(1)             Before Offering(2)      After Offering(3)
------------------------------------------   ----------------------------   ---------------------   -------------------
Joel and Flora Schoenfeld(4)  ............            333,333(5)(6)                  30.80%                 12.72%
Alan H. Gold, M.D.(4)   ..................            333,333(5)                     30.80%                 12.72%
David Shonfeld(4) ........................            256,410(6)                     23.69%                  9.78%
John Frank(7)  ...........................            141,275(8)                     12.40%(9)               5.34%(10)
Richard Lerner    ........................             41,026                         3.79%                  1.57%
David Chabut(4)   ........................             20,513(11)                     1.89%(12)               *
All directors and executive officers as a
 group (7 persons)   .....................          1,125,890(13)(14)                98.48%(15)             42.59%(16)

------------
* Less then 1%

 (1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated, subject to community property laws, where applicable. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above as of the date of the Prospectus, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Accordingly, the information presented in the foregoing table does not include shares of Common Stock issuable upon (i) conversion of the Series A Preferred Stock (which may not be converted prior to April 24, 1999) or (ii) Time Accelerated Restricted Stock Options (which may not be exercised prior to the earliest of (x) April 24, 2006, (y) the attainment of certain financial performance criteria or (z) the occurrence of a "change in control," as defined). See "Description of Securities -- Series A Preferred Stock" and "Management -- Stock Option Plan."

 (2) Except as otherwise stated, calculated on the basis of 1,082,287 shares of Common Stock issued and outstanding.

 (3) Except as otherwise stated, calculated on the basis of 2,621,054 shares of Common Stock issued and outstanding. Gives effect to (i) the issuance and sale of 1,500,000 shares of Common Stock in the Offering, (ii) the issuance to a director of the Company concurrently with the Closing of approximately of 34,397 shares of Common Stock in exchange for the cancellation of amounts payable to him ($120,390 as of March 31, 1997), and (iii) the issuance to an officer of the Company concurrently with the Closing of 4,370 shares upon exercise of an option. See "Certain Transactions."

 (4) Address is c/o the Company, 999 Franklin Avenue, Garden City, New York
     11530.

 (5) All of the shares owned by Dr. Gold have been pledged to secure certain indebtedness to Joel Schoenfeld. Dr. Gold retains voting and dispositive power with respect to the pledged shares until the occurrence of a default in the payment of the indebtedness secured by the pledged shares. Accordingly, the pledged shares have been included in the number of shares beneficially owned by Dr. Gold and excluded from the number of shares beneficially owned by Mr. Schoenfeld. See "Certain Transactions."

 (6) All of the shares owned by Mr. Shonfeld have been pledged to secure certain indebtedness to Joel Schoenfeld. Mr. Shonfeld retains voting and dispositive power with respect to the pledged shares until the occurrence of a default in the payment of the indebtedness secured by the pledged shares. Accordingly, the pledged shares have been included in the number of shares beneficially owned by Mr. Shonfeld and excluded from the number of shares beneficially owned by Mr. Schoenfeld. See "Certain Transactions."

 (7) Address is c/o The Hartford Steam Boiler Insurance & Inspection Co., P.O. Box 5204, One State Street, Hartford, Connecticut 06102-5024.

 (8) Includes approximately 34,397 shares to be issued to Mr. Frank concurrently with the Closing in exchange for cancellation of amounts payable to him ($120,390, including accrued interest, as of March 31, 1997), and 22,236 shares issuable upon exercise of options, at an exercise price of $3.50 per share, which expire on February 22, 1999.

 (9) Calculated on the basis of 1,138,920 shares of Common Stock issued and outstanding.

(10) Calculated on the basis of 2,643,290 shares of Common Stock issued and outstanding.

(11) Includes 4,370 shares issuable upon exercise of options, at an exercise price of $3.50 per share, which expire on March 31, 1999. Mr. Chabut has advised the Company that he intends to exercise options to purchase these shares concurrently with the Closing. See "Certain Transactions."

(12) Calculated on the basis of 1,086,657 shares of Common Stock issued and outstanding.

(13) For purposes of this calculation, shares of Common Stock beneficially owned by more than one person have only been included once.

(14) Includes 22,236 shares and 4,370 shares issuable upon exercise of options held by Messrs. Frank and Chabut, respectively, and approximately 34,397 shares to be issued to Mr. Frank concurrently with the Closing in exchange for cancellation of amounts payable to him ($120,390 as of March 31, 1997). See footnotes (8) and (11) above.

(15) Calculated on the basis of 1,143,290 shares of Common Stock issued and outstanding.

(16) Calculated on the basis of 2,643,290 shares of Common Stock issued and outstanding.

                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $0.001 par value per share, 2,500 shares of Series A 8% Cumulative Convertible Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock"), and 4,997,500 shares of "blank check" preferred stock, $0.001 par value per share. As of the date of the Prospectus, 1,082,287 shares of Common Stock and 1,919 shares of Series A Preferred Stock are issued and outstanding.

     The following are brief descriptions of the securities offered hereby and other securities of the Company. The rights of the holders of shares of the Company's capital stock are established by the Company's Restated Certificate of Incorporation, the Company's By-laws and Delaware law. The following statements do not purport to be complete or give full effect to statutory or common law, and are subject in all respects to the applicable provisions of the Restated Certificate of Incorporation, By-laws and state law.

Common Stock

     Holders of the Common Stock are entitled to one vote per share, and subject to the rights of holders of the Series A Preferred Stock or any other series of preferred stock, to receive dividends when, as and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to holders of Common Stock in the event of the liquidation, dissolution or winding up of the Company. Holders of the Common Stock do not have subscription, redemption, conversion or preemptive rights.

     Each share of Common Stock is entitled to one vote on any matter submitted to the holders, including the election of directors. Holders of Common Stock do not have cumulative voting rights; therefore, holders of a majority of the outstanding shares of Common Stock entitled to vote for the election of Directors may elect all of the Directors to be elected, if they so choose, and in such event, the holders of the remaining shares will not be able to elect any of the Company's Directors. Except as otherwise required by the DGCL, all stockholder action (other than the election of Directors, who are elected by plurality vote), is subject to approval by a majority of the shares of Common Stock present at a stockholders' meeting at which a quorum (a majority of the issued and outstanding shares of Common Stock) is present in person or by proxy, or by written consent pursuant to Delaware law.

     All shares of Common Stock outstanding are fully paid and non-assessable, and the shares of Common Stock offered hereby and the shares of Common Stock issuable upon exercise of the Warrants, when issued upon payment of the purchase price set forth on the cover page of the Prospectus or payment of the exercise price specified in the Warrants, as the case may be, will be fully paid and non-assessable.

     The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's Restated Certificate of Incorporation without further stockholder action. The Company has agreed with the Underwriters that it will not issue any securities, including but not limited to shares of Common Stock, prior to April 24, 1999, except as disclosed in or contemplated by this Prospectus, without the prior written consent of the Representative.

Warrants

     The Warrants offered hereby will be issued in registered form under a Warrant Agreement (the "Warrant Agreement") between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent").

     Each Warrant will be separately transferable and will entitle the registered holder thereof to purchase one share of Common Stock at $4.50 per share (subject to adjustment as described below) commencing April 24, 1999 and ending April 23, 2002 (the "Exercise Period"). The exercise price and the number of shares of Common Stock issuable upon the exercise of each Warrant are subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events. A holder of Warrants may exercise such Warrants by surrendering the certificate evidencing such Warrants to the Warrant Agent, together with the form of election to purchase on the reverse side of such certificate attached thereto properly completed and executed and the payment of the exercise price and any transfer tax. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants.

     The Company has authorized and reserved for issuance a number of shares of Common Stock sufficient to provide for the exercise of the Warrants. When issued, upon payment of the exercise price specified in the Warrants, each share of Common Stock will be fully paid and nonassessable. Holders of Warrants will not have any voting or other rights as stockholders of the Company unless and until Warrants are exercised and shares issued pursuant thereto.

     The Warrants may be redeemed by the Company, at a price of $.05 per Warrant, upon not less than 30 days prior written notice at any time during the Exercise Period, with the prior written consent of the Representative, provided the average of the closing bid quotations of the Common Stock, during the period of twenty (20) consecutive trading days ending on the third day prior to the date upon which notice of redemption is given, as reported on The Nasdaq SmallCap Market (or if the Common Stock is not quoted thereon, the closing sale price of the Common Stock on the Nasdaq National Market or other principal securities exchange upon which the Common Stock is then quoted or listed, or such other reporting system that provides closing sale prices for the Common Stock), has been at least $8.00 per share. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for the redemption of the Warrants in the notice of redemption.

     The Company will pay the Representative a fee of 8% of the exercise price of each Warrant exercised, provided (i) the market price of the Common Stock on the date the Warrant was exercised was equal to or greater than the Warrant exercise price on that date, (ii) the exercise price of the Warrant was solicited by a member of the NASD, (iii) the Warrant was not held in a discretionary account, (iv) the disclosure of compensation arrangements was made in documents provided to the holders of the Warrants, (v) the solicitation of the exercise of the Warrant was not a violation of Rule 101 of Regulation M under the Exchange Act and (vi) the Representative is designated in writing as the soliciting NASD member. The Representative and any other soliciting broker/dealers will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to the Company's securities during the periods prescribed by Rule 101 of Regulation M before the solicitation of the exercise of any Warrant until the later of the termination of such solicitation activity or the termination of any right the Representative and any other soliciting broker/dealer may have to receive a fee for the solicitation of the exercise of the Warrants.

     For a holder of a Warrant to exercise the Warrant, there must be a current registration statement on file with the Securities and Exchange Commission and various state securities commissions. The Company will be required to file post-effective amendments to the registration statement when events require such amendments and to take appropriate action under state securities laws. While it is the Company's intention to file post-effective amendments when necessary and to take appropriate action under state securities laws, there can be no assurance that the Company will file all post-effective amendments required to maintain the effectiveness of the registration statement or that the Company will take all appropriate action under state securities laws. If the registration statement is not kept current for any reason, the Warrants will not be exercisable, and holders thereof may be deprived of value.

Options and Warrants

     Options. As of the date of the Prospectus, there are outstanding options to purchase an aggregate of 3,750,042 shares of Common Stock at an exercise price of $3.50, which expire at various dates from February 22, 1999 through April 11, 2007, including Time Accelerated Restricted Stock Options to purchase 3,690,000 shares. See "Management -- Stock Option Plan." David Chabut, Chief Financial Officer of the Company, has advised the Company that he intends to exercise options to purchase 4,370 shares of Common Stock concurrently with the Closing. See "Certain Transactions." In addition, 998,706 shares of Common Stock have been reserved for issuance upon exercise of options which may be granted in the future pursuant to the Company's 1996 Stock Option Plan. See "Management -- Stock Option Plan."

     Warrants. As of the date of the Prospectus, there are outstanding warrants to purchase an aggregate of 1,750,000 shares of Common Stock having terms identical to the Warrants offered hereby. See "Description of Securities -- Bridge Financing."

Preferred Stock

     The Company is authorized to issue up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without further stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. As of the date of the Prospectus, no shares of preferred stock are outstanding, other than the 1,919 shares of Series A Preferred Stock owned by the Schoenfeld Parties and Dr. Alan H. Gold. Except for shares of Series A Preferred Stock which may be issued in payment of dividends on the Series A Preferred Stock, the Company has no present intention to issue any shares of preferred stock. The Company has agreed with the Underwriters that, except for issuances disclosed in or contemplated by this Prospectus, it will not issue any securities, including but no limited to any shares of preferred stock, prior to April , 1999, without the prior written consent of the Representative. See "Certain Transactions" and "Description of Securities -- Series A Preferred Stock."

Series A Preferred Stock

     The Board of Directors has authorized the issuance of up to 2,500 shares of Series A Preferred Stock, of which 1,919 shares, owned by the Schoenfeld Parties and Dr. Alan H. Gold are outstanding. The terms of the Series A Preferred Stock are as follows:

     Dividend Rights. Holders of Series A Preferred Stock are entitled to receive, prior to the payment of cash dividends on the Common Stock, cumulative dividends at the rate of $80 per share per annum, and no more, when, as and if declared by the Company's Board of Directors, out of funds legally available therefor. Dividends on the Series A Preferred Stock are payable, in the sole and absolute discretion of the Board of Directors, in cash, additional shares of Series A Preferred Stock (based upon the liquidation value thereof), or a combination thereof. Dividends may not be paid or declared on, and no other distributions may be made with respect to, and no expenditure shall be made for the purchase, redemption or retirement of, any of the Company's capital stock junior to or in parity with the Series A Preferred Stock, unless all cumulative dividends payable on the Series A Preferred Stock for all prior annual dividend periods have been paid. The Company has agreed with the Underwriters that it will not declare or pay any cash dividends on the Series A Preferred Stock without the prior written consent of the Representative.

     Redemption. The Series A Preferred Stock is not subject to redemption.

     Liquidation Rights. Subject to the prior rights of the Company's creditors and the holders of senior securities, the holders of the Series A Preferred Stock are entitled to receive, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, $1,000 per share, plus accrued and unpaid dividends. If, in any such case, the assets of the Company are insufficient to make such payment in full, then the available assets will be distributed among the holders of the Series A Preferred Stock and any other series of preferred stock which is in parity with the Series A Preferred Stock, ratably in proportion to the full amount to which each holder would be entitled.


     Conversion Rights. Each share of Series A Preferred Stock is convertible into 222.22 shares of Common Stock (the "conversion rate"), subject to adjustment in certain events, at the option of the holder thereof commencing April 24, 1999. The conversion rate is subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events. The right of conversion with respect to the shares of the Series A Preferred Stock called for redemption will terminate at the close of business on the business day preceding the date fixed for redemption. Upon conversion, no payment or allowance will be made in respect of any accrued but unpaid dividends on the Series A Preferred Stock.

     Voting Rights. Holders of Series A Preferred Stock have no voting rights, except as may be required by law.

Statutory Provisions Affecting Stockholders

     Following the consummation of the Offering, the Company will be subject to
Section 203 of the Delaware General Corporation Law, the State of Delaware's "business combination" statute. In general, such statute prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction in which the interested stockholder obtained such status or the business combination is approved by the Board of Directors prior to the date the interested stockholder obtained such status;
(ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

Bridge Financing

     In November and December 1996, the Company sold an aggregate of 40 Units, each Unit consisting of the Company's 8% promissory note in the principal amount of $25,000 (the "Bridge Notes") and Bridge Warrants to purchase 62,500 shares of Common Stock for a purchase price of $25,000 per Unit (or an aggregate of $1,000,000). The Bridge Notes are payable upon the earlier of November 27, 1997 or the consummation of an initial public offering or private placement of the Company's debt and/or equity securities resulting in gross proceeds to the Company of at least $5,000,000. Each Bridge Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $4.50 per share, subject to adjustment in certain events, at any time during the period commencing November 27, 1997 and ending on November 26, 2001. The Bridge Warrants will convert automatically into warrants having terms identical to the Warrants being offered in the Offering on the date of the Prospectus. The net proceeds of the Bridge Financing (approximately $820,000) were used in part to purchase machinery ($235,000) and for sales and marketing ($235,000). The Company used the remaining net proceeds as working capital, including the payment of some of the expenses of the Offering. Bridge Warrants to purchase 750,000 shares have been surrendered to the Company for cancellation without consideration.

Registration Rights

     Investors who acquired Bridge Warrants in connection with the Bridge Financing have the right to request registration of the Bridge Warrants (or securities issued in exchange therefor) and the shares of Common Stock issued or issuable upon exercise thereof in any registration statement filed by the Company with the Commission under the Securities Act (with certain exceptions) for the issuance and sale of its securities. The Company has registered for resale pursuant to the Selling Securityholder Prospectus warrants to purchase 1,750,000 shares of Common Stock (having terms identical to the Warrants offered hereby) issued on the date of the Prospectus upon automatic conversion of the Bridge Warrants, and the shares of Common Stock issuable upon exercise of those warrants. The Company also has registered for resale pursuant to the Selling Securityholder Prospectus 33,436 shares of Common Stock issuable upon exercise of an option granted to an individual who through an affiliated entity, provided the Company with debt financing in 1995. The Company granted that individual piggyback and demand registration rights with respect to those shares. Investors in the Bridge Financing and the optionee have agreed not to sell or otherwise dispose of securities of the Company, including shares of Common Stock (except under certain circumstances in connection with a third party tender offer for the Common Stock), prior to April 24, 1999, without the prior written consent of the Representative, which may be granted or with-held in the sole and absolute discretion of the Representative. The Representative has agreed that it will not release the restrictions imposed by the Lock-Up Agreements with respect to the Warrants offered by the Selling Securityholder Prospectus prior to April 24, 1998. See "Selling Securityholder Offering."

Shares Eligible for Future Sale

     Upon completion of the Offering, the Company will have 2,621,054 shares of Common Stock outstanding, of which 1,500,000 will be transferable under the Securities Act. The remaining 1,121,054 shares, issued in private transactions, will be "restricted securities" (as that term is defined in Rule 144 promulgated under the Securities Act) which may be publicly sold only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted securities for at least two years (which holding period will be reduced to one year under an amendment to Rule 144 that becomes effective April 29, 1997), is entitled to sell (together with any person with whom such individual is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on The Nasdaq Stock Market or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months, and who has beneficially owned restricted securities for at least three years (which holding period will be reduced to two years under an amendment to Rule 144 that becomes effective April 29, 1997) is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above. Officers, directors and other securityholders of the Company owning and/or having rights to acquire in the aggregate 2,926,726 shares of Common Stock (exclusive of options to purchase 3,690,000 shares of Common Stock that may not be exercised prior to the earliest of (x) April 12, 2006, (y) the attainment of certain performance criteria, or (z) the occurrence of a "change in control", as defined, of the Company), have entered into agreements not to sell or otherwise dispose of any securities of the Company, including shares of Common Stock, prior to April 24, 1999 (the "Lock-Up Agreements"), without the prior written consent of the Representative, which may be granted or withheld in the sole and absolute discretion of the Representative; provided, however, that if prior to April 24, 1999, the Company's shares of Common Stock are subject to a tender offer and holders of the Company's Common Stock (other than the existing stockholders) agree to tender a majority of the outstanding shares of Common Stock to the offeror, then the Representative shall release all stockholders subject to the Lock-Up Agreement from the restrictions imposed thereby solely for the purpose of tendering their shares of Common Stock to the offeror pursuant to the terms of the tender offer. The Company has registered for resale pursuant to the Selling Securityholder Prospectus (i) warrants to purchase 1,750,000 shares of Common Stock (having terms identical to the Warrants offered hereby) and the shares of Common Stock issuable upon exercise thereof, and (ii) 33,436 shares of Common Stock issuable upon exercise of options, subject to the Lock-Up Agreements. The Representative has agreed that it will not release the restrictions imposed by the Lock-Up Agreements with respect to the Warrants offered by the Selling Securityholder Prospectus prior to April 24, 1998. Following expiration of the term of the Lock-Up Agreements, or the earlier release of the restrictions contained therein, 1,121,054 shares will become eligible for resale pursuant to Rule 144, subject to the volume limitations and compliance with the other provisions of Rule 144, assuming the sale of all shares pursuant to the Selling Securityholder Prospectus. Furthermore, the holders of the Underwriters' Warrants (including the securities issuable upon exercise thereof) have demand and piggyback registration rights with respect to the shares of Common Stock and Warrants issuable upon exercise of the Underwriters' Warrants. See "Description of Securities -- Registration Rights," "Description of Securities -- Options and Warrants," "Management -- Stock Option Plan," "Certain Transactions," "Underwriting" and "Selling Securityholder Offering."

     As a result of the Offering, an additional 2,250,000 shares of Common Stock (2,587,500 if the Over-Allotment Option is fully exercised) will be subject to issuance upon the exercise of the Warrants offered hereby.

     As of April 1, 1997, there were eight record holders of the Common Stock.

Dividend Policy

     Since its inception, the Company has not paid any dividends on its Common Stock and it does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.

Reports to Stockholders

     The Company intends to furnish its stockholders with annual reports containing financial statements audited and reported upon by its independent certified public accountants after the end of each fiscal year, and will make available such other periodic reports as the Company may deem to be appropriate or as may be required by law. The Company's fiscal year end is December 31. The Company has filed a Registration Statement on Form 8-A with the Commission to register under, and be subject to the reporting requirements of, the Exchange Act.

Transfer Agent and Warrant Agent

     The Company has engaged Continental Stock Transfer & Trust Company to act as Transfer Agent for the Company's Common Stock and Warrant Agent for the Warrants.

                                 UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to the Underwriters named below, for whom Maidstone Financial Inc. is acting as representative (in such capacity, the "Representative"), and the Underwriters have severally, and not jointly, agreed to purchase, the number of shares of Common Stock and Warrants set forth opposite their respective names below.

                                          Shares of
           Underwriters                  Common Stock      Warrants
           ------------                 ---------------   ----------
 Maidstone Financial, Inc.  .........        505,000        757,500
 HGI Incorporated  ..................        845,000      1,267,500
 The Rockefeller Group, Inc.   ......        150,000        225,000
                                          ----------      ----------
   Total ............................      1,500,000      2,250,000
                                          ==========      ==========

The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent. The Underwriters are committed to purchase all of the shares of Common Stock and Warrants offered hereby, if any are purchased.

     The Representative has advised the Company that the Underwriters propose initially to offer the 1,500,000 shares of Common Stock and 2,250,000 Warrants to the public at the respective initial public offering prices set forth on the cover page of this Prospectus and that it may allow to selected dealers who are members of the NASD concessions not in excess of $0.1575 per share of Common Stock and $.0045 per Warrant, of which not more than $.07875 per share of Common Stock and $.00225 per Warrant may be re-allowed to certain other dealers.

     The Underwriting Agreement also provides that the Representative will receive a non-accountable expense allowance of 3% of the gross proceeds of the Offering, of which $55,000 has been paid by the Company to date. The Company also has agreed to pay all expenses in connection with qualifying the shares of Common Stock and the Warrants offered hereby for sale under the laws of such states as the Representative may designate, including expenses of counsel retained for such purpose by the Underwriters.

     Pursuant to the Over-allotment Option, which is exercisable for a period of 45 days after the closing of the Offering, the Underwriters may purchase up to 15% of the total number of shares of Common Stock and Warrants offered hereby, solely to cover over-allotments.

     The Company has agreed to sell to the Underwriters, for nominal consideration, the Underwriters' Warrants to purchase an amount equal to 10% of the number of shares of Common Stock and Warrants sold to the public. The Underwriters' Warrants shall be exercisable for a period of five years commencing April 24, 1998 at an exercise price equal to 165% of the offering price of the shares of Common Stock and Warrants sold to the public in the Offering. The Underwriters' Warrants are not transferable prior to April 24, 1998, except to officers of the Underwriters, members of the selling group and their officers and partners.

     The Company has agreed that, upon written request of the then holder(s) of a majority of the Warrants and the shares of Common Stock issued and/or issuable upon exercise of the Underwriters' Warrants (the "Underwriters' Warrant Shares") which were originally issued to the Underwriters or to their designees, made at any time within the period commencing one year and ending five years after the date of the Prospectus, the Company will file, at its sole expense, no more than once, a registration statement under the Securities Act registering the Underwriters' Warrant Shares. The Company has agreed to use its best efforts to cause the registration statement to become effective. The holders of the Underwriter's Warrants may demand registration without exercising the Underwriters' Warrants and, in fact, are never required to exercise same.

     The Company has also agreed that if, at any time within the period commencing one year and ending five years after the date of the Prospectus, it should file a registration statement with the Commission pursuant to the Securities Act, regardless of whether some of the holders of the Underwriters' Warrants and the Underwriters' Warrant Shares shall have therefore availed themselves of any of the registration rights above, the Company, at its own expense, will offer to said holders (with certain exceptions) the opportunity to register or qualify the Underwriters' Warrant Shares. The objection of a subsequent underwriter to the above "piggyback" registration rights would preclude such inclusion.

     In addition to the demand and "piggyback" registration rights, the Company will cooperate with the then holders of the Underwriters' Warrants and Underwriters' Warrant Shares in the preparation and execution of any registration statement required in order to sell or transfer the Underwriters' Warrant Shares and will supply all information required therefore, but such additional expenses of such registration statement will be pro-rated between the Company and the holders of the Underwriters' Warrants and Underwriters' Warrant Shares according to the aggregate sales price of the securities being issued.

     For the life of the Underwriters' Warrants, the holders thereof are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interest of other stockholders. Further, such holders may be expected to exercise the Underwriters' Warrants at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Underwriters' Warrants.

     In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock and Warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock or Warrants for the purpose of stabilizing their respective market prices, The Underwriters also may create a short position for the account of the Underwriters by selling more shares of Common Stock or Warrants in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase shares of Common Stock or Warrants in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Over-Allotment Option. In addition, the Representative, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to shares of Common Stock and Warrants that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock and Warrants at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken they may be discontinued at any time.

     The Company has agreed not to issue any shares of Common Stock, preferred stock or any warrants, options or other rights to purchase Common Stock or preferred stock prior to April 24, 1999, without the prior written consent of the Representative, except as contemplated by or as disclosed in the Prospectus. Officers, directors and other securityholders of the Company owning and/or having rights to acquire in the aggregate 2,926,726 shares of Common Stock (exclusive of options to purchase 3,690,000 shares of Common Stock that may not be exercised prior to the earliest of (x) April 12, 2006, (y) the attainment of certain performance criteria, or (z) the occurrence of a "change in control", as defined, of the Company), have entered into agreements not to sell or otherwise dispose of any securities of the Company, including shares of Common Stock (except under certain circumstances in connection with a third party tender offer for the Common Stock), prior to April 24, 1999, without the prior written consent of the Representative, which may be granted or withheld in the sole and absolute discretion of the Representative. The Representative has agreed that it will not release the restrictions imposed by the Lock-Up Agreements with respect to the Warrants offered by the Selling Securityholder Prospectus prior to April 24, 1998. See "Description of Securities -- Shares Eligible for Future Sale."

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against liabilities in connection with the Offering, including liabilities under the Securities Act.

     The Representative has informed the Company that it has been advised by the Underwriters that they do not expect sales to discretionary accounts to exceed 2% of the shares of Common Stock and Warrants offered hereby.

     The Representative has served as the sole or managing underwriter of only three firm commitment public offerings and participated in two other underwritten public offerings as a member of the underwriting syndicate. Since the Representative's experience in underwriting firm commitment public offerings is limited, there can be no assurance that its lack of experience may not adversely affect the public offering of the Company's securities and the subsequent development, if any, of a trading market for the Company's securities. See "Risk Factors -- Representative's Influence on the Market; Possible Limitations on Market Making Activities."

     The Company has been advised that each of the Underwriters is subject to an informal investigation commenced in March 1996 by the Securities and Exchange Commission. To date, the Commission has only requested certain documents from the Underwriters and the Underwriters have not been advised of the status of the investigation. There can be no assurance that a formal order of investigation will not be issued, or if issued, that sanctions will not be imposed against the Underwriters. In October 1996, the NASD commenced an examination of certain of the Underwriters' previous underwritings and has requested documents and information in connection with those underwritings. The NASD examination is ongoing and no findings have been made to date. There can be no assurance that such investigation or examination may not affect the Underwriters' ability to maintain a market in the Common Stock and Warrants.

     The Company has agreed that upon closing of the Offering it will, for a period of not less than three years, engage a designee of the Representative as advisor to the Board. In addition and in lieu of the Representative's right to designate an advisor, the Company has agreed, if requested by the Representative during such three year period, to nominate and use its best efforts to cause the election of a designee of the Representative as a director of the Company. The Representative has not yet designated any such person.

     The Representative intends to act as a market maker for the Common Stock and Warrants after the closing of the Offering.

     The Company will pay the Representative a fee of 8% of the exercise price of each Warrant exercised, provided (i) the market price of the Common Stock on the date the Warrant was exercised was equal to or greater than the Warrant exercise price on that date, (ii) the exercise price of the Warrant was solicited by a member of the NASD, (iii) the Warrant was not held in a discretionary account, (iv) the disclosure of compensation arrangements was made in documents provided to the holders of the Warrants, (v) the solicitation of the exercise of the Warrant was not a violation of Rule 101 of Regulation M under the Exchange Act and (vi) the Representative is designated in writing as the soliciting NASD member. The Representative and any other soliciting broker/dealers will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to the Company's securities during the periods prescribed by Rule 101 of Regulation M before the solicitation of the exercise of any Warrant until the later of the termination of such solicitation activity or the termination of any right the Representative and any other soliciting broker/dealer may have to receive a fee for the solicitation of the exercise of the Warrants.

     The Representative acted as placement agent for the Bridge Financing, for which it received selling commissions of $100,000 and a non-accountable expense allowance of $30,000.

     The Company has agreed to retain the Representative as a management and financial advisor for a period of 24 months commencing on the date of the Prospectus at a fee equal to $4,166.67 per month. The entire fee ($106,000) is payable at the closing of the Offering. In its capacity as an advisor to the Company, the Representative will be obligated to provide general financial advisory services to the Company on an as-needed basis with respect to possible future financing or acquisitions by the Company and related matters. The Representative is not obligated to provide any minimum number of hours of advisory services to the Company.

     In addition, the Company has agreed to engage a financial public relations firm reasonably satisfactory to the Representative. The public relations firm will not be associated with the Representative or HGI Incorporated or any of the respective affiliates. Such firm, or an acceptable substitute firm, shall be continuously engaged until a date 24 months from the closing of the Offering.

     The initial public offering prices of the shares of Common Stock and Warrants offered hereby and the initial exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Representative and do not necessarily bear any direct relationship to the Company's assets, earnings, book value per share or other generally accepted criteria of value. Factors considered in determining the offering prices of the shares of Common Stock and Warrants and the exercise price of the Warrants included the business in which the Company is engaged, the Company's financial condition, an assessment of the Company's management, the general condition of the securities markets and the demand for similar securities of comparable companies.

     The National Association of Securities Dealers, Inc. (the "NASD") has advised the Underwriters that it is not issuing any opinion at this time that it has no objection to any underwriting compensation to be received or any other terms and arrangements of an offering by the Underwriters or any NASD member in connection with a sale by the Selling Securityholders. Therefore, no NASD member would be permitted to participate in a public offering by the Selling Securityholders of 1,750,000 warrants, the shares of Common Stock issuable upon exercise of those warrants or the 33,436 shares of Common Stock issuable upon exercise of options, without filing and receiving an opinion from the NASD that it has no objection to the underwriting compensation or other terms and arrangements of an offering. (Member firms of the NASD are referred to Notice To Members 88-101 for guidance.) As a result, the Selling Securityholders may be subject to delays or limitations which will affect the liquidity of their securities.

     The Representative has given a representation to the NASD that in the event any Underwriter enters into any arrangement or intends to sell any of the warrants or shares to be offered by Selling Securityholders in an offering of securities, that the Underwriter will make a filing with the NASD, disclosing in detail the proposed terms and arrangements of any contemplated offer, sale, or purchase of Selling Securityholder securities in a timely manner so as to permit the NASD ample time to review and render an opinion as to the reasonableness of the terms and arrangements of the offering, prior to commencement of the distribution, including any additional disclosure the NASD may deem necessary. There can be no assurance that the NASD will issue an opinion that it has no objections to the underwriting compensation or other terms and arrangements of an offering. Therefore, absent such an opinion, no NASD member, including the Underwriters, would be permitted to participate in a public offering by the Selling Securityholders of 1,750,000 warrants, the shares issuable upon exercise of those warrants or the 33,436 shares of Common Stock issuable upon exercise of options.

                        SELLING SECURITYHOLDER OFFERING

     The Company has registered for resale under a separate prospectus (the "Selling Securityholder Prospectus") as part of the Registration Statement warrants to purchase 1,750,000 shares of Common Stock (having terms identical to the warrants offered hereby) and the shares of Common Stock issuable upon exercise thereof, and 33,436 shares of Common Stock issuable upon exercise of an option granted to an individual who, through an affiliated entity, provided debt financing to the Company in 1995. Those warrants were issued in connection with a bridge financing completed by the Company in December 1996. Each of the selling securityholders named in the Selling Securityholder Prospectus (the "Selling Securityholders") has entered into an agreement not to sell or otherwise dispose of any securities of the Company (except under certain circumstances in connection with a third party tender offer for the Common Stock) prior to April 24, 1999, without the prior written consent of the Representative, which may be granted or withheld in the sole and absolute discretion of the Representative. The Representative has agreed that it will not consent to the sale of any of the warrants offered by the Selling Securityholders pursuant to the Selling Securityholder Prospectus prior to April 24, 1998. See "Description of Securities -- Bridge Financing," "Description of Securities -- Registration Rights" and "Description of Securities -- Shares Eligible for Future Sale."

     The Company will not receive any proceeds from the sale of the warrants or shares of Common Stock by the Selling Securityholders, but will receive the exercise price of the warrants and options exercised. Sales of the securities offered by the Selling Securityholders, or even the potential for such sales, would likely have an adverse effect on the market price of the Company's securities.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158-0125. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP, 101 East 52nd Street, New York, New York 10022-6018.

                                    EXPERTS

     The consolidated balance sheet as of December 31, 1996 and the consolidated statements of operations, stockholders' deficiency and cash flows for each of the two years in the period ended December 31, 1996, included in the Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

Univec, Inc. and Subsidiary
Index to Consolidated Financial Statements

                                                                                              Page
                                                                                             ------
Report of Independent Accountants   ......................................................    F-2

Consolidated Balance Sheet as of December 31, 1996    ....................................    F-3

Consolidated Statements of Operations for the years ended December 31, 1996 and 1995   ...    F-4

Consolidated Statements of Stockholders' Deficiency for the years ended December 31, 1996     F-5
  and 1995

Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1995   ...    F-6

Notes to Consolidated Financial Statements   .............................................    F-7

Report of Independent Accountants

To the Board of Directors and Stockholders of Univec, Inc.:

     We have audited the accompanying consolidated balance sheet of Univec, Inc. and Subsidiary (the "Company") as of December 31, 1996 and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Univec, Inc. and Subsidiary as of December 31, 1996 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations since its inception and has a net capital deficiency that raises substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Coopers & Lybrand L.L.P.
Melville, New York
February 17, 1997, except for
Note 15 as to which
the date is April 15,
1997.

                          Univec, Inc. and Subsidiary

                          Consolidated Balance Sheet

                                                                                          December 31,
                                                                                              1996
                                                                                         -------------
                                      ASSETS:
Cash and cash equivalents   .........................................................     $    328,446
Restricted cash    ..................................................................           32,500
Accounts receivable   ...............................................................          149,633
Inventory    ........................................................................          239,371
Prepaid expenses other current assets   .............................................           51,462
                                                                                           ------------
 Total current assets    ............................................................          801,412

Fixed assets, net  ..................................................................          806,885
Patent rights, net    ...............................................................           72,000
Deferred financing costs, net  ......................................................          783,292
                                                                                           ------------
 Total assets   .....................................................................     $  2,463,589
                                                                                           ============
                      LIABILITIES AND STOCKHOLDERS' DEFICIENCY:
Bridge notes payable  ...............................................................     $  1,000,000
Accounts payable   ..................................................................          547,738
Accrued expenses   ..................................................................          175,195
Notes payable   .....................................................................          125,000
Patent acquisition liability   ......................................................           20,000
                                                                                           ------------
 Total current liabilities  .........................................................        1,867,933

Unearned income in connection with supply and licensing agreements    ...............        1,683,788
Notes payable to officers   .........................................................          675,635
Notes payable to stockholders  ......................................................          116,373
Due to affiliates  ..................................................................            4,998
                                                                                           ------------
 Total liabilities    ...............................................................        4,348,727

Commitments (Notes 2 and 12)
Stockholders' deficiency:
 Preferred stock $.001 par value; 4,997,500 shares authorized; none issued and
  outstanding    ....................................................................
 Series A 8% Cumulative Convertible Preferred Stock, $.001 par value, 2,500 shares
  authorized; 1,269 shares issued and outstanding    ................................                1
 Common stock $.001 par value; 25,000,000 shares authorized; issued and outstanding
  1,082,287 shares  .................................................................            1,082
 Additional paid-in capital    ......................................................        2,459,417
 Accumulated deficit  ...............................................................       (4,253,138)
 Less deferred offering costs  ......................................................          (92,500)
                                                                                           ------------
  Total stockholders' deficiency   ..................................................       (1,885,138)
                                                                                           ------------
  Total liabilities and stockholders' deficiency  ...................................     $  2,463,589
                                                                                           ============


The accompanying notes are an integral part of the consolidated financial statements.

                          Univec, Inc. and Subsidiary

                     Consolidated Statements of Operations

                                                                               For the years ended
                                                                                  December 31,
                                                                        -------------------------------
                                                                             1996              1995
                                                                        -----------------   -----------
Sales  ............................................................        $   461,131       $1,106,930
Cost of sales   ...................................................            346,758        1,016,530
                                                                         --------------     ------------
 Gross profit   ...................................................            114,373           90,400
Expenses:
 Marketing   ......................................................            189,930          115,431
 Product development  .............................................            218,532          299,498
 General and administrative    ....................................            753,122          433,012
 Interest    ......................................................            260,560          153,473
 Royalties   ......................................................            133,000           35,000
                                                                         --------------     ------------
 Total expenses    ................................................          1,555,144        1,036,414
                                                                         --------------     ------------
 Net loss    ......................................................        $(1,440,771)      $ (946,014)
                                                                         ==============     ============
Historical and pro forma net loss per share (Note 1)   ............        $     (1.36)      $     (.89)
                                                                         ==============     ============
Historical and pro forma weighted average common stock outstanding
 (Note 1) .........................................................          1,059,299        1,059,001
                                                                         ==============     ============


The accompanying notes are an integral part of the consolidated financial statements.

                          Univec, Inc. and Subsidiary

              Consolidated Statement of Stockholders' Deficiency

                                                          Series A Preferred         Common Stock
                                                         --------------------- --------------------------
                                                          Shares    Amount       Shares       Amount
                                                         ---------  ---------  ------------  ----------
Balance, December 31, 1994  ...........................                          1,025,641    $ 1,025
Issuance of stock  ....................................                             33,360         34
Shareholder payment of company liability   ............
Net loss for the year ended December 31, 1995 .........
                                                         ------        ------   ----------    -------
Balance, December 31, 1995  ...........................                          1,059,001      1,059
Conversion of indebtedness to Series A
 Preferred Stock   ....................................   1,269             1
Exercise of stock options   ...........................                             16,143         16
Expenses paid through issuance of common stock   ......                              7,143          7
Payment of offering costs   ...........................
Warrants issued in connection with private placement
Net loss for the year ended December 31, 1996 .........
                                                         ------        ------   ----------    -------
Balance, December 31, 1996  ...........................   1,269         $   1    1,082,287    $ 1,082
                                                         ======        ======   ==========    =======



                                                         Additional                         Deferred          Total
                                                           Paid-in       Accumulated        Offering      Stockholders'
                                                           Capital         Deficit           Costs           Equity
                                                         -------------  ----------------  --------------  ---------------
Balance, December 31, 1994  ...........................  $    98,975      $   (1,866,353)                  $  (1,766,353)
Issuance of stock  ....................................      299,966                                             300,000
Shareholder payment of company liability   ............       35,000                                              35,000
Net loss for the year ended December 31, 1995 .........                         (946,014)                       (946,014)
                                                         -----------      --------------    -----------    -------------
Balance, December 31, 1995  ...........................      433,941          (2,812,367)                     (2,377,367)
Conversion of indebtedness to Series A
 Preferred Stock   ....................................    1,268,999                                           1,269,000
Exercise of stock options   ...........................       56,484                                              56,500
Expenses paid through issuance of common stock   ......       24,993                                              25,000
Payment of offering costs   ...........................                                         (92,500)         (92,500)
Warrants issued in connection with private placement         675,000                                             675,000
Net loss for the year ended December 31, 1996 .........                       (1,440,771)                     (1,440,771)
                                                         -----------      --------------    -----------    -------------
Balance, December 31, 1996  ...........................  $ 2,459,417      $   (4,253,138)   $   (92,500)   $  (1,885,138)
                                                         ============      ==============    ===========   ==============


The accompanying notes are an integral part of the consolidated financial statements.

                          Univec, Inc. and Subsidiary

                     Consolidated Statements of Cash Flows

                                                                                   For the years ended December 31,
                                                                                      1996               1995
                                                                                  ----------------   ----------------
Cash flows from operating activities:
 Net loss  ..................................................................     $   (1,440,771)    $    (946,014)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Payment of Company liability by stockholder issuance of stock for
   services  ................................................................                               35,000
  Depreciation, amortization and other non cash charges  ....................            144,941            18,616
  Changes in assets and liabilities:
   Accounts receivable   ....................................................            (86,307)          (63,326)
   Inventory    .............................................................           (239,371)
   Prepaid expenses and other current assets  ...............................            (51,462)
   Accounts payable and accrued expenses   ..................................            455,740           425,735
                                                                                   --------------     -------------
    Net cash used in operating activities   .................................         (1,217,230)         (529,989)
                                                                                   --------------     -------------
Cash flows from investing activities:
 Purchase of fixed assets    ................................................           (489,005)         (373,990)
 Payment on note for acquisition of patent  .................................            (30,000)          (35,000)
                                                                                   --------------     -------------
    Net cash used in investing activities   .................................           (519,005)         (408,990)
                                                                                   --------------     -------------
Cash flows from financing activities:
 Proceeds from Bridge Note   ................................................          1,000,000
 Proceeds from issuance of common stock  ....................................                              300,000
 Payment of notes   .........................................................           (937,000)
 Proceeds from issuance of notes   ..........................................            397,000           665,000
 Issuance of notes to officers  .............................................            108,844
 Advances from affiliates/stockholders, net    ..............................             36,571            46,430
 Deferred debt financing costs  .............................................           (179,500)
 Deferred offering costs  ...................................................            (92,500)
 Unearned income on supply and licensing agreements  ........................          1,683,788
 Restricted funds   .........................................................            (32,500)
                                                                                   --------------
    Net cash provided by financing activities  ..............................          1,984,703         1,011,430
                                                                                   --------------     -------------
    Net increase in cash  ...................................................            248,468            72,451
Cash at beginning of period  ................................................             79,978             7,527
                                                                                   --------------     -------------
Cash at end of period  ......................................................     $      328,446     $      79,978
                                                                                   ==============     =============
Supplemental disclosures:
 Cash paid during the year for:
  Interest  .................................................................     $       53,599     $      52,899
  Income taxes    ...........................................................              2,733               350
Supplemental disclosures of noncash investing and financing activities:
 Expenses paid through the issuance of common stock.    .....................     $       25,000
 Conversion of debt to affiliates into Series A Preferred Stock. (See
  Note 8)  ..................................................................          1,269,000     $      35,000
 Shares of common stock issued to an officer of the Company through
  conversion of an outstanding note payable. (See Notes 8 and 15)   .........             56,500
 Warrants issued in connection with a debt offering  ........................            675,000


The accompanying notes are an integral part of the consolidated financial statements.

                          Univec, Inc. and Subsidiary

                  Notes to Consolidated Financial Statements

1. Operations and Reorganization:

     Univec, Inc. (the "Company" or "Univec") was incorporated on August 18, 1992 in the State of New York. The Company was formed to develop, produce, market medical products and resell medical devices of other companies on a global basis.

     On October 7, 1996, the Company formed a wholly-owned subsidiary organized under the laws of Delaware. The new corporation has been authorized with 25,000,000 shares of common stock, $.001 par value and 5,000,000 shares of preferred stock, $.001 par value. The Company merged with its wholly-owned subsidiary, with the wholly-owned subsidiary being the surviving corporation. Accordingly, the Company issued 10,256 for each outstanding common share of the parent company. The accompanying financial statements of the Company retroactively reflect the foregoing reorganization to present the current capitalization.

2. Going Concern:

     The financial statements have been prepared on a going concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. The Company has a working capital deficit of $1,066,521 and a stockholders' deficiency of $1,885,138 as of December 31, 1996. The ability to continue as a going concern is dependent, among other things, upon the Company's obtaining adequate long-term financing and the attainment of profitable commercial operations. Management has signed a letter of intent to raise additional working capital through an initial public offering ("IPO").

     Although management expects that the above factors will allow the Company to continue as a going concern, there is no assurance that the financing will be consummated or revenues from product sales will generate profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies:

Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Rx Ultra, Inc., which was incorporated on February 2, 1996. All material intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments, purchased with original maturities of three months or less, to be cash equivalents. At December 31, 1996, the Company had $32,500 of restricted cash which is to be used to pay costs associated with the private placement (see Note 10).

Inventory

     Inventory is valued at the lower of cost, determined by the first-in, first-out method, or market.

Fixed Assets

     Fixed assets are stated at original cost less accumulated depreciation. Fixed assets are depreciated on a straight-line basis over a five to seven-year useful life depending on the nature of the asset. Maintenance and repairs are charged to expense as incurred; renewals and improvements which extend the life of assets are capitalized. Gains or losses on the disposal of fixed assets are charged to operations.

                          Univec, Inc. and Subsidiary
           Notes to Consolidated Financial Statements  -- (Continued)


Patent Rights and Royalties

     Patent rights acquired are capitalized and amortized on a straight line basis over an estimated useful life of seven years. Royalties based on future revenues will be charged to operations when and if they are incurred (see
Note 5).

Product Development

     Research and development costs are expensed as incurred.

Income Taxes

     The Company records its income taxes under the provisions of the Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," (SFAS No. 109). This method requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under SFAS No. 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (see Note 11).

     The Company had elected treatment as an S corporation for Federal and state income taxation as of January 1, 1995. S corporation taxable income, whether distributed or not, is passed through and taxed at the stockholder level. Accordingly, for the above referenced period, no provision for Federal income taxes is included in the accompanying statements of operations.

Loss per Share

     Loss per share has been computed by dividing net losses by the weighted average number of common shares outstanding during each period. Retroactive restatement has been made to all share and per share amounts for the reorganization discussed in Note 1.

     Pro forma loss per share does not differ from historical loss per share, and there is no effect in converting from an S corporation to a C corporation in 1996 and 1995.

Revenue Recognition

     Revenues are recognized when products are shipped. Unearned income in connection with the supply and licensing agreements are recognized upon sale of the product supplied by the manufacturer (see Note 12).

Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs

     At December 31, 1996, the Company has deferred offering costs aggregating $92,500, in connection with an expected public offering of its equity securities. If the offering is unsuccessful, such costs will be charged to operations.

Debt Financing Costs

     At December 31, 1996, the Company has incurred debt issuance costs aggregating $783,292 in connection with a private placement of debt completed during December 1996 (see Note 10). These costs have been capitalized and are being amortized to interest expense using the effective interest method over the life of the related debt. As of December 31, 1996, $71,208 of such costs was charged to interest expense.

                          Univec, Inc. and Subsidiary
           Notes to Consolidated Financial Statements  -- (Continued)


Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentration of credit risk consist of cash deposits. Cash balances are held principally at one financial institution.

     The Company's contract manufacturers are concentrated among a few suppliers and assemblers. The loss of any one supplier or assembler could have a significant impact on the Company's financial position or results of operations.

     Sales for 1996 and 1995 resulted primarily from the resale of medical devices manufactured by others.

Newly Issued Accounting Standards

     Effective 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." SFAS No. 121 requires that an entity shall review, long-lived assets and certain identifiable intangibles to be held and used, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an asset is identified as impaired, the entity shall estimate future cash flows (undiscounted and without interest) which are expected to result from the use of the asset and its eventual disposition. If the sum of the future cash flows is less than the carrying amount of the asset, the entity shall recognize an impairment loss in accordance with this pronouncement. The adoption of this statement did not have an impact on the Company's financial position and results of operations.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which established financial accounting and reporting standards for stock based plans. The Statement requires the Company to choose between accounting for issuances of stock and other equity instruments to employees based on their fair value or to continue to use an intrinsic value based method and disclosing the pro forma effects such accounting would have had on the Company's net income and earnings per share. The Company has elected to use the intrinsic value based method, which does not result in compensation cost. Due to the minimal number of options issued in fiscal 1996 and 1995, the effects of the adoption are not significant.

Reclassifications

     Certain reclassifications have been made to conform prior year amounts to the current year presentation.

4. Fixed Assets:

     Fixed assets consist of the following:

          Construction in progress - machinery   ......     $   90,015
          Factory equipment    ........................        756,572
          Office equipment  ...........................         21,335
                                                             ----------
                                                               867,922
          Less accumulated depreciation    ............        (61,037)
                                                             ----------
                                                            $  806,885
                                                             ==========

     Depreciation expense was $57,733 and $2,814 in fiscal 1996 and 1995, respectively.

5. Patent Rights:

     On June 30, 1994, the Company entered into an exclusive license agreement with the estate of an inventor related to two patents for a difficult to reuse syringe. Such agreement includes fixed payments aggregating $112,000 through June, 1997. Thereafter, the Company is required to pay quarterly royalty payments of 5% of net sales of product manufactured by Univec under the license agreement or 10% of the difference between net

                          Univec, Inc. and Subsidiary
           Notes to Consolidated Financial Statements  -- (Continued)

sales and purchase price of product manufactured under the license agreement by third parties for Univec shall be made. Univec may grant non-exclusive sublicenses under the agreement, in which case 10% of any royalties collected by Univec would be payable to the inventor's estate. If the manufactured product does not use the difficult to reuse syringe of the type discussed in the patent, no royalties are due, other than the minimum annual licensing fees.

     Patent rights consist of the following:

          Patent rights    .....................    $ 112,000
          Less accumulated amortization   ......      (40,000)
                                                    ----------
                                                    $  72,000
                                                    ==========

      Amortization expense for fiscal 1996 and 1995 was $16,000, respectively.

     The Company paid $92,000 through December 31, 1996 in connection with this agreement, and the remaining fixed payments of $20,000 are scheduled to mature in fiscal 1997.

6. Accrued Expenses:

     Accrued expenses consist of the following:

          Payroll    ...............   $  36,000
          Payroll taxes    .........      22,499
          Interest   ...............      23,502
          Professional fees   ......      45,694
          Royalties  ...............      25,000
          Other   ..................      22,500
                                       ----------
                                       $ 175,195
                                       ==========

7. Notes Payable:

     On February 9, 1995, the Company entered into a term note agreement with an available line of $600,000. This facility is collateralized by the assets of the Company and bears interest at a rate of 16%. As of December 31, 1995, $540,000 was outstanding under this agreement. During July 1996, the Company repaid the outstanding balance. Interest expense for fiscal 1996 and 1995 approximated $60,600 and $49,000, respectively, in connection with this agreement.

     In December 1995, the Company issued a demand note payable of $125,000. The note is collateralized by the assets of the Company and bears an interest rate of 12-1/2%. Interest expense for 1996 and 1995 approximated $15,600 and $1,300, respectively. The note agreement contains an option to convert the note into common shares of the Company at the IPO price (35,715 shares at a proposed share price of $3.50).

8. Notes Payable to Officers and Stockholders:

     In September 1996, the Company entered into an agreement to convert the outstanding balance of approximately $732,000 owed two officers into notes due the earlier of two years following an IPO or September 30, 1999. During December 1996, one of the officers converted $56,500 of the indebtedness into common shares (16,143 shares, at a proposed share price of $3.50).

     In December 1996, the Company converted $161,000 of notes payable to stockholders into Series A Preferred Stock (see Note 13). The remaining $116,373 balance at December 31, 1996 will automatically be converted into common shares upon the consummation of an IPO (33,250 shares at a proposed share price of $3.50).

                          Univec, Inc. and Subsidiary
           Notes to Consolidated Financial Statements  -- (Continued)


9. Due to Affiliates:

     Upon founding of the Company in August 1992, pending Univec's obtaining its own financing, the Company's costs were funded by Joel Schoenfeld, an owner officer of the Company, and JS Associates, and J&B Schoenfeld (together with Joel Schoenfeld, the "Affiliates"), each of whose sole stockholder is Joel Schoenfeld. These costs, representing research and development, market analysis and development and various administrative costs (including office salaries and rental of office space), were accrued by Univec as paid by the Affiliates. Such costs have been included in the statement of operations based on the type of costs incurred to be reimbursed to the Affiliates. The related liability has been recorded on the balance sheet as due to affiliates. These advances are due on demand and bear interest at a rate of 8% per annum. Interest expense for fiscal 1996 and 1995 in connection with these advances approximated $76,100 and $78,000, respectively. In December 1996, the Company converted $1,108,342 of these notes to Series A Preferred Stock (see Note 13).

10. Bridge Note:

     During December 1996, the Company raised $1,000,000 through a private placement of 40 units with each unit consisting of an 8% bridge note in the principal amount of $25,000 and warrants to purchase 62,500 shares of common stock. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.50 per share at any time during the period commencing November 27, 1997 and ending on November 26, 2001. The net proceeds of approximately $820,000 were used for sales and marketing, capital expenditures, working capital, and general corporate expenses.

     These uncollateralized notes are payable upon the earlier of November 27, 1997 or the consummation of an initial public offering, private placement of debt or equity securities resulting in gross proceeds of at least $5,000,000. All the warrants issued in connection with the placement were valued at $675,000 and will be amortized to interest expense over the expected term of the debt.

11. Income Taxes:

     The Company has cumulative losses of $4,253,138 as of December 31, 1996. Losses aggregating approximately $1,900,000 which were incurred prior to the Company changing its tax status to an S corporation would be available should the Company return to C corporation status. The Company's net operating loss for tax purposes differs from the loss for financial reporting purposes as a result of certain costs being capitalized and expensed over a five-year period for tax purposes. The Company has recorded a full valuation allowance against the potential future benefit of such deferred tax assets.

     Upon closing of the proposed public offering, the Company's income tax status as an S corporation will terminate. The Company will convert to a C corporation and will be subject to both Federal and state income taxes. Accordingly, the Company will record a deferred tax asset of approximately $760,000 resulting from net operating loss carryforwards and a corresponding valuation allowance of approximately $760,000. Any income tax adjustment required as a result of the conversion will be reflected in the period C corporation status becomes effective.

     In addition, the undistributed losses of the S corporation through the date of consummation of the offering will be reclassified to additional paid-in capital.

12. Commitments:

     On January 1, 1995, the Company entered into an exclusive license agreement with two inventors related to a patent for an insertable element which prevents reuse of a disposable syringe. To maintain this license agreement in force, the Company is required to pay an annual minimum licensing of $10,000. In order for the agreement to remain exclusive, exclusivity payments of $25,000 in 1996 and 1995 and $50,000 annually thereafter, are required to be made. In both fiscal 1996 and 1995, $35,000 was charged to operations in connection

                          Univec, Inc. and Subsidiary
           Notes to Consolidated Financial Statements  -- (Continued)

with this agreement. Under the license agreement, royalty payments of 2% of net sales of product manufactured and 25% of sublicense royalties received shall be made for products which use a modification of the specific insertable element as shown and described in the licensed patent rights. Royalty payments of 6% of net sales of product manufactured and 40% of sublicense royalties received shall be made for products that use the specific insertable element. If the manufactured product does not use the difficult to reuse syringe of the type discussed in the patent, no royalties are due, other than the minimum annual licensing fees.

     On February 28, 1996, the Company entered into an exclusive license agreement with an inventor related to a patent for a difficult to reuse hypodermic syringe. The Company is required to pay a royalty advance of $10,000, which will be applied towards future royalties. As of December 31, 1996, $10,000 was charged to operations in connection with this agreement. In addition, royalty payments of 2% of net sales of product manufactured and 10% of sublicense royalties received shall be made for products which use a modification of the specific embodiment as shown and described in the licensed patent rights. Royalty payments of 6% of net sales of product manufactured and 25% of sublicense royalties received shall be made for products that use the specific embodiment. If the manufactured products which use a modification of the difficult to reuse syringe of the type discussed in the patent, no royalties are due, other than the minimum annual licensing fees.

     On March 25, 1996, the Company entered into an exclusive license agreement with an inventor related to a patent for a difficult to reuse hypodermic syringe. The Company was required to pay $10,000 upon the execution of the agreement and an additional two payments of $20,000 on the six-month and one-year anniversaries to maintain the agreement. In connection with this agreement, the Company has also agreed to pay $15,000 upon signing of a separate consultation agreement and $39,000 over the next twenty months for consultation assistance in the development of manufacturing and assembly equipment. As of December 31, 1996, $72,000 was charged to operations. In addition, royalty payments of 2% of net sales of product manufactured and 10% of sublicense royalties received shall be made for products which use a modification of the specific embodiment as shown and described in the licensed patent rights. Royalty payments of 7% of net sales of product manufactured and 25% of sublicense royalties shall be made for products that use the specific embodiment. If the manufactured product does not use the difficult to reuse syringe of the type discussed in the patent, no royalties are due, other than the minimum annual licensing fees.

     On May 30, 1996, the Company entered into a five-year supply and licensing agreement with a manufacturer. The supply agreement requires the manufacturer to supply Univec with approximately 50,000,000 syringe components per year. In connection with this supply agreement, the manufacturer sold a production mold and inserts to Univec for nominal consideration, and subsequently leased back the equipment. Under this lease, the lessee is required to make payments over three years approximating $1,946,000 to Univec. In July 1996, Univec assigned its rights to the last 34 lease payments to an unrelated corporation for approximately $1.6 million. Certain stockholders of the Company have agreed to pay the manufacturers up to $1,000,000 (less $0.14925 for each dollar paid by the Company under the agreement) if Univec does not purchase $6,700,000 of products from the manufacturer over the first three years of the agreement.

     Simultaneous with the supply agreement, the Company granted the manufacturer the option to license the Company's product providing the manufacturer the right to manufacture and sell the Company product to certain segments of the market for a royalty of 5% of sales of the licensed product. Unearned income in connection with these agreements will be recognized in income upon the sale of the Company's product supplied by the manufacturer. No amounts have been recognized in income in 1996.

     The Company has executed employment agreements, expiring through March 2000, with certain executive officers of the Company. Future payments under such agreements are as follows:

          1997  ................................   $282,000
          1998  ................................    192,000
          1999  ................................    192,000
          2000  ................................    192,000
                                                  ---------
                                                   $858,000
                                                  =========

                          Univec, Inc. and Subsidiary
           Notes to Consolidated Financial Statements  -- (Continued)



     The Company leases office space under an operating lease that expires in December 1998 from a stockholder and officer of the Company. Minimum future rentals under this lease are $28,704 through fiscal 1998. Rent expense for fiscal 1996 and 1995 was $27,600, respectively.

13. Equity:

     The following share and per share amounts have been restated to reflect the reorganization as described in Note 1.

     In February 1995, the Company's board of directors and stockholders approved the sale of 33,360 shares of the common stock to a stockholder of the Company for an aggregate purchase price of $300,000. The individual also received the option to purchase 22,236 additional shares of common stock at the initial public offering price. The agreement expires on February 22, 1999.

     In June 1995, the Company's board of directors and stockholders approved a Share Option Agreement between the Company and an individual. The individual has the option to purchase 33,436 shares of the common stock at the initial public offering price. As of December 31, 1996, no options were exercised. The agreement expires on June 30, 1998.

     In December 1995, a stockholder of the Company gave 10,256 shares of his common stock to a creditor of the Company to satisfy a liability for services rendered. The Company has recorded a $35,000 contribution to paid-in capital.

     On December 14, 1996, the Company issued 7,143 shares at a price of $3.50 per share in exchange for the cancellation of $25,000 of indebtedness payable to a consultant for the Company.

     In connection with the reorganization in October 1996 (see Note 1), the Company authorized the issuance of 1,269 shares of Series A Preferred Stock to certain officers in exchange for the cancellation of notes due to affiliate and payable to stockholders of $1,269,000.

     Series A preferred shares are entitled to receive, prior to the payment of cash dividends of the common stock, cumulative dividends at a rate of $80 per share per annum. In addition, preferred stockholders are entitled to a liquidation preference of $1,000 per share, plus accrued and unpaid dividends. Each share of Series A Preferred Stock is convertible at the earlier of two years following an IPO or September 30, 1999 into 222.22 shares of common stock ($4.50 per share). Holders of these shares have no voting rights.

14. Stock Option Plan:

     The Board of Directors has adopted, and the Company's stockholders have approved, the 1996 Stock Option Plan (the "Plan"). The Plan is to be administered by the Board of Directors or a committee thereof. Pursuant to the Plan, options to purchase 4,709,219 shares of common stock may be granted to directors, employees (including officers) and consultants to the Company (collectively, "Plan participants"). The Plan authorizes the issuance of incentive stock options ("ISOs"), as defined in Section 422A of the Internal Revenue Code of 1986, as amended, and non-qualified stock options ("NQSOs", and together with ISOs, "Options"). Consultants and directors who are not also employees of the Company are eligible for grants of only NQSOs. The exercise price of each ISO may not be less than 100% of the fair market value of the common stock at the time of grant, except that in the case of a grant to an employee who owns 10% or more of the outstanding stock of the Company or a subsidiary or parent of the Company (a "10% Stockholder"), the exercise price may not be less than 110% of the fair market value on the date of grant. The aggregate fair market value of the shares covered by ISOs granted under the Plan that become exercisable by a Plan participant for the first time in any calendar year is subject to a $100,000 limitation. The exercise price of each NQSO is determined by the Board, or committee thereof, in its discretion; provided that NQSO granted a 10% Stockholder be no less than 110% of the fair market value on the date of grant. On December 14, 1996, the Company granted ISOs to an officer of the Company to purchase 20,513 shares of common stock at an exercise price of $3.50 per share. As of December 31, 1996, 16,143 options were exercised.

                          Univec, Inc. and Subsidiary
           Notes to Consolidated Financial Statements  -- (Continued)


     The Company has set aside Options to purchase 4,500,000 shares of common stock based on the criteria listed below. These Options will become exercisable commencing upon the earlier of (x) nine years after the effective date of the option, or (y) two years after the effective date of the option, provided that in the case of clause (y), the Company shall have obtained (i) at least $30,000,000 in gross revenues and after tax net income of at least $2,000,000 in the second full fiscal year following the effective date, or (ii) at least $45,000,000 in gross revenues and $3,000,000 in after-tax net income in the third full fiscal year following the effective date, or (iii) at least $60,000,000 in gross revenues and $4,000,000 in after-tax net income in the fourth full fiscal year following the effective date.

15. Subsequent Event:

     In January and March 1997, the Company authorized the issuance of 650 shares of Series A 8% Cumulative Convertible Preferred Stock to certain shareholders of common stock in exchange for amounts due of $650,000.

     In April 1997, the Company granted options to purchase 3,690,000 shares of common stock to certain officers and directors at $3.50 per share in accordance with the Company's stock option plan (see note 14). In addition, certain debt holders surrendered warrants to purchase 750,000 shares of common stock (see note 10), to the Company for cancellation without consideration.

=============================================================================

       No dealer, salesman or any other person has been authorized to give any information or to make any representations in connection with the Offering other than those contained in the Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there had been no change in affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities offered hereby by anyone in jurisdictions in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.
                     -----------------------------------

                               TABLE OF CONTENTS

                                                      Page
                                                      ------
Additional Information  ...........................       4
Prospectus Summary   ..............................       5
Risk Factors   ....................................       9
Use of Proceeds   .................................      20
Capitalization    .................................      21
Dilution    .......................................      22
Dividend Policy   .................................      23
Selected Consolidated Financial Information  .           24
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations    ....................................      25
Business    .......................................      28
Management  .......................................      36
Certain Transactions    ...........................      40
Security Ownership of Certain Beneficial
 Owners and Management  ...........................      42
Description of Securities  ........................      43
Underwriting   ....................................      49
Selling Securityholder Offering  ..................      52
Legal Matters  ....................................      52
Experts  ..........................................      52
Index to Consolidated Financial Statements   ......     F-1

                     -----------------------------------

       Until May 19, 1997, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

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

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                       1,500,000 SHARES OF COMMON STOCK
                           AND 2,250,000 REDEEMABLE
                             COMMON STOCK PURCHASE
                                    WARRANTS








                                 UNIVEC, INC.







                                  ----------
                                  Prospectus
                                  ----------



             [GRAPHIC OMITTED]   MAIDSTONE FINANCIAL, INC.



              [GRAPHIC OMITTED] HGI Incorporated



                                 April 24, 1997

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